Filed Pursuant to Rule 424(b)(3)
Registration No. 333-276049

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT DATED MAY 21, 2024

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 14, 2023)

$

$       % Senior Notes due 2029

$       % Senior Notes due 2034

Coca-Cola Consolidated, Inc. (the “Company” or “we”) is offering $    aggregate principal amount of its  % Senior Notes due 2029 (the “2029 Notes”) and $    aggregate principal amount of its  % Senior Notes due 2034 (the “2034 Notes” and, together with the 2029 Notes, the “Notes”).

We will pay interest on the Notes semi-annually in arrears on     and     commencing on     , 2024. We may redeem the Notes in whole or in part at any time or from time to time, at our option, at the applicable redemption prices set forth under “Description of Notes—Optional Redemption.” If we experience a change of control triggering event, we may be required to offer to repurchase the Notes from holders. See “Description of Notes—Offer to Repurchase Upon Change of Control Triggering Event.”

The Notes will be our senior unsecured obligations and will rank equally and ratably with our existing and future unsecured and unsubordinated indebtedness. The Notes of each series will be issued in fully registered book-entry form without coupons and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Each series of Notes is a new issue of securities with no established trading market. We do not intend to apply for the listing of any series of Notes on any securities exchange or for quotation of such Notes on any automated dealer quotation system.

Investing in the Notes involves risks. See “Risk Factors” on page S-7 of this prospectus supplement and page 3 of the accompanying prospectus.

	Public Offering Price(1)		Underwriting Discount		Proceeds to Us (before expenses)
Per 2029 Note		%		%		%
Total	$		$		$
Per 2034 Note		%		%		%
Total	$		$		$

(1)	Plus accrued interest from , 2024, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, S.A. and Euroclear Bank S.A./N.V. on or about    , 2024, against payment therefor in immediately available funds.

Joint Book-Running Managers

Wells Fargo Securities	BofA Securities	PNC Capital Markets LLC	Truist Securities

The date of this prospectus supplement is     , 2024.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering, the Notes and matters relating to us and our financial performance and condition. The second part, the accompanying prospectus dated December 14, 2023, gives more general information, some of which does not apply to this offering.

Except as otherwise indicated, all references in this prospectus supplement to “the Company,” “our company,” “we,” “us” and “our” refer to Coca-Cola Consolidated, Inc. and its consolidated subsidiaries.

If the information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. In various places in this prospectus supplement and the accompanying prospectus, we refer you to sections of other documents for additional information by indicating the caption heading of the other sections. All cross-references in this prospectus supplement are to captions contained in this prospectus supplement and not in the accompanying prospectus, unless otherwise indicated.

Before you invest in the Notes, you should carefully read this prospectus supplement and the accompanying prospectus and any related free writing prospectus prepared by or on behalf of us or to which we have referred you. For more information about us, you should also read the documents we have referred you to under “Where You Can Find More Information” in this prospectus supplement. The shelf registration statement described in the accompanying prospectus, including the exhibits thereto and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, can be read at the Securities and Exchange Commission’s (the “SEC”) web site as described under “Where You Can Find More Information” in this prospectus supplement.

We have not, and the underwriters and their respective affiliates and agents have not, authorized any person to provide any information or to represent anything about us other than what is contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus or any related free writing prospectus prepared by or on behalf of us or to which we have referred you. We do not, and the underwriters and their respective affiliates and agents do not, take any responsibility for, and can provide no assurance as to the reliability of, information that others may provide you.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate or an offer to sell or the solicitation of an offer to buy such securities anywhere or under any circumstance in which such offer or solicitation is not permitted. Neither the delivery of this prospectus supplement, the accompanying prospectus or any free writing prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof or that the information contained herein or therein is correct as of any time subsequent to the date of such information.

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein and therein, as well as information included in future filings by us with the SEC and information contained in written material, news releases and oral statements issued by us or on our behalf contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and other relevant law. Such forward-looking statements include information relating to, among other matters, our future prospects, developments and business strategies for our operations. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the Company and the industry in which we operate and management’s beliefs and assumptions, along with currently available competitive, financial and economic data, and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Statements containing words such as “anticipate,” “believe,” “expect,” “intend,” “project,” “may,” “will,” “should,” “could,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements reflect our best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict, and actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. These risks and uncertainties include, among other things: increased costs (including due to inflation), disruption of supply or unavailability or shortages of raw materials, fuel and other supplies; the reliance on purchased finished products from external sources; changes in public and consumer perception and preferences, including concerns related to product safety and sustainability, artificial ingredients, brand reputation and obesity; changes in government regulations related to nonalcoholic beverages, including regulations related to obesity, public health, artificial ingredients and product safety and sustainability; decreases from historic levels of marketing funding support provided to us by The Coca-Cola Company and other beverage companies; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of advertising, marketing and product innovation spending by The Coca-Cola Company and other beverage companies, or advertising campaigns that are negatively perceived by the public; any failure of the several Coca-Cola system governance entities of which we are a participant to function efficiently or on our best behalf and any failure or delay of ours to receive anticipated benefits from these governance entities; provisions in our beverage distribution and manufacturing agreements with The Coca-Cola Company that could delay or prevent a change in control of us or a sale of our Coca-Cola distribution or manufacturing businesses; the concentration of our capital stock ownership; our inability to meet requirements under our beverage distribution and manufacturing agreements; changes in the inputs used to calculate our acquisition related contingent consideration liability; technology failures or cyberattacks on our information technology systems or our effective response to technology failures or cyberattacks on our customers’, suppliers’ or other third parties’ information technology systems; unfavorable changes in the general economy; the concentration risks among our customers and suppliers; lower than expected net pricing of our products resulting from continued and increased customer and competitor consolidations and marketplace competition; the effect of changes in our level of debt, borrowing costs and credit ratings on our access to capital and credit markets, operating flexibility and ability to obtain additional financing to fund future needs; the failure to attract, train and retain qualified employees while controlling labor costs, and other labor issues; the failure to maintain productive relationships with our employees covered by collective bargaining agreements, including failing to renegotiate collective bargaining agreements; changes in accounting standards; our use of estimates and assumptions; changes in tax laws, disagreements with tax authorities or additional tax liabilities; changes in legal contingencies; natural disasters, changing weather patterns and unfavorable weather; climate change or legislative or regulatory responses to such change; the impact of any pandemic or public health situation. For more information about these and other risks and uncertainties that we are exposed to, you should read the “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC and the description of material

S-iii

changes therein or updated version thereof included in our Quarterly Reports on Form 10-Q or current reports on Form 8-K filed with the SEC thereafter.

The forward-looking statements contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein and therein are expressly qualified in their entirety by the foregoing cautionary statements. The foregoing list of important factors that may affect future results is not exhaustive. When relying on forward-looking statements to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. All such forward-looking statements are based upon data available as of the date of this prospectus supplement or other specified date and speak only as of such date. Except as may be required by applicable law, we expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, change in circumstances, future events or otherwise.

S-iv

SUMMARY

The summary description of our business and this offering included below highlights information incorporated by reference or contained elsewhere in this prospectus supplement and the accompanying prospectus. These summaries are not intended to be complete and do not contain all of the information that may be important to you and that you should consider about our business and the terms of this offering before investing in the Notes. For a more complete understanding of our company and this offering, you should carefully read this entire prospectus supplement, the accompanying prospectus, any related free writing prospectus and the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus (including our financial statements and the notes thereto) before making an investment decision. Our fiscal year ends on the Sunday closest to December 31 of each year. Fiscal year 2023 ended on December 31, 2023.

Our Company

Coca-Cola Consolidated, Inc., a Delaware corporation (together with its majority-owned subsidiaries, the “Company,” or “we”) produces, bottles, markets, and distributes nonalcoholic beverages, primarily products of The Coca-Cola Company. The Company was incorporated in 1980 and, together with its predecessors, has been in the nonalcoholic beverage manufacturing and distribution business since 1902. We are the largest Coca-Cola bottler in the United States. Approximately 85% of our total bottle/can sales volume to retail customers in fiscal year 2023, consisted of products of The Coca-Cola Company, which include some of the most recognized and popular beverage brands in the world. We also distribute products for several other beverage companies, including Keurig Dr Pepper Inc. and Monster Energy Company. For fiscal year 2023, the Company had net sales of $6.65 billion and net income of $408.4 million.

We offer a range of nonalcoholic beverage products and flavors, including both sparkling and still beverages, designed to meet the demands of our consumers. Sparkling beverages are carbonated beverages and the Company’s principal sparkling beverage is Coca-Cola. Still beverages include energy products and noncarbonated beverages such as bottled water, ready to drink tea, ready to drink coffee, enhanced water, juices and sports drinks. Sales of sparkling and still beverages were approximately 58% and 32%, respectively, of total net sales for fiscal year 2023.

The Company holds agreements under which it produces, distributes and markets, in certain regions sparkling beverages of The Coca-Cola Company. The Company also holds agreements under which it distributes and markets in certain regions still beverages of The Coca-Cola Company such as POWERade, vitaminwater and Minute Maid Juices To Go and produces, distributes and markets Dasani water products. In addition, the Company produces beverages for other Coca-Cola bottlers.

The following table sets forth some of our principal products, including products of The Coca-Cola Company and products licensed to us by other beverage companies.

Sparkling Beverages		Still Beverages

The Coca-Cola Company Products
Barqs Root Beer	Fanta Zero Sugar	BODY ARMOR	Minute Maid
Coca-Cola	Fresca	Core Power	POWERade
Coca-Cola Cherry	Mello Yellow	Dasani	Tum-E Yummies
Coca-Cola Vanilla	Pibb Xtra	fairlife
Coca-Cola Zero Sugar	Seagrams Ginger Ale	glacéau smartwater
Diet Coke	Sprite	glacéau vitaminwater
Fanta	Sprite Zero Sugar	Gold Peak

Sparkling Beverages		Still Beverages

Products Licensed to Us by Other Beverage Companies:
Diet Dr Pepper	Sundrop	Bang Energy	Monster Energy
Diet Sundrop		Dunkin’ Coffee	NOS®
Dr Pepper		Full Throttle	Reign/Reign Storm

J. Frank Harrison, III, our Chairman of the Board and Chief Executive Officer, currently owns or controls approximately 71% of the combined voting power of our outstanding Common Stock and Class B Common Stock. The Coca-Cola Company currently approximately 9% of the combined voting power of our outstanding Common Stock and Class B Common Stock.

We were incorporated in Delaware in 1980. Our principal executive offices are located at 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211 and our telephone number is (980) 392-8298.

Recent Developments

On May 20, 2024, we announced that we had commenced a tender offer (the “Tender Offer”) to purchase for cash shares of our outstanding Common Stock for an aggregate purchase price of not more than $2,000 million. The Tender Offer is currently scheduled to expire at 5:00 p.m., New York City time, on June 18, 2024 (the “Expiration Time”), unless extended by us. The Tender Offer is being made solely pursuant to the terms and conditions described in the Offer to Purchase dated May 20, 2024 (the “Offer to Purchase”) and accompanying information statement on Schedule TO (the “Schedule TO” and, together with the Offer to Purchase, the “Tender Documents”).

On May 6, 2024, we entered into a purchase agreement (the “Purchase Agreement”) with Carolina Coca-Cola Bottling Investments, Inc. (the “Seller”), a subsidiary of The Coca-Cola Company, which beneficially owns 2,482,165 shares of our Common Stock (representing approximately 26.5% of our outstanding shares of Common Stock, calculated assuming all issued and outstanding shares of Class B Common Stock are converted into Common Stock). Pursuant to the Purchase Agreement, we have agreed to purchase and the Seller has agreed to sell (the “Share Repurchase” and, together with the Tender Offer, the “Equity Transactions”), at a purchase price equal to the price paid by the Company in the Tender Offer, a number of shares of Common Stock such that, after giving effect to the Equity Transactions, The Coca-Cola Company and the Seller would collectively beneficially own approximately 21.5% of our outstanding shares of Common Stock immediately following the closing of the Share Repurchase (calculated assuming all issued and outstanding shares of Class B Common Stock are converted into Common Stock and taking into account the shares of Common Stock purchased in the Tender Offer). The Share Repurchase is conditioned on, among other things, completion of the Tender Offer and the purchase price applicable to the Equity Transactions being no less than $925 per share. The Share Repurchase is expected to close on the 11th business day following the expiration of the Tender Offer, subject to satisfaction or waiver of the conditions to closing.

The closing of the Tender Offer is itself subject to certain conditions set forth in the Tender Documents, including, among other things, a financing condition pursuant to which our obligation to close the Tender Offer is conditioned on our receipt of an aggregate amount of at least $2,500 million from (i) borrowings under one or more new term loan facilities (the “Term Loans”) and (ii) the net proceeds of the offering of the Notes. This offering, however, is not conditioned on the consummation of the Equity Transactions or the purchase of any specific amount of our Common Stock in the Equity Transactions. We cannot provide any assurance as to the amount of Common Stock that will be tendered in the Tender Offer or that the Equity Transactions will be consummated. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer to purchase or solicitation of an offer to sell our Common Stock.

If the Equity Transactions are not consummated or the full amount of the net proceeds from the sale of the Notes is not used to fund the Equity Transactions, we intend to use the remaining net proceeds for general corporate purposes. Please see “Use of Proceeds.”

The Offering

The following summary describes the principal terms of the Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. See “Description of Notes” for a more detailed description of the terms and conditions of the Notes. In this “Summary—The Offering” section, all references to “we,” “us” and “our” refer only to Coca-Cola Consolidated, Inc. and not to any of its subsidiaries.

Issuer	Coca-Cola Consolidated, Inc.

Securities Offered	$ aggregate principal amount of % senior notes due 2029

$ aggregate principal amount of % senior notes due 2034

Maturity Dates	The 2029 Notes will mature on , 2029.

The 2034 Notes will mature on , 2034.

Interest Rates	The 2029 Notes will bear interest at a rate of % per annum.

The 2034 Notes will bear interest at a rate of % per annum.

Interest Payment Dates	The Notes will bear interest from and including , 2024, payable semi-annually in arrears on each and , commencing , 2024.

Ranking	The Notes will be our senior unsecured obligations and will rank equally and ratably with our existing and future unsecured and unsubordinated indebtedness. The Notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and structurally subordinated to all existing and future indebtedness and liabilities of our subsidiaries, including trade payables. As of March 29, 2024, we had no secured indebtedness (other than financing leases) and approximately $599.3 million of indebtedness outstanding on a consolidated basis, all of which would rank equally with the Notes. See “Description of Notes—Ranking” in this prospectus supplement and “Description of Debt Securities—General” in the accompanying prospectus.

Optional Redemption	Prior to , 2029, with respect to the 2029 Notes ( months prior to the maturity date of the 2029 Notes) and , 2034, with respect to the 2034 Notes ( months prior to the maturity date of the 2034 Notes) (each, a “Par Call Date”), we may redeem the Notes at our option, at a redemption price equal to the greater of:

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed discounted to the redemption date (assuming the Notes to be redeemed matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Rate plus      basis points, in the case of the 2029 Notes and plus      basis

points, in the case of the 2034 Notes less (b) interest accrued to the date of redemption; and

•	100% of the principal amount of the Notes to be redeemed;

plus, in either case, accrued and unpaid interest on the Notes to be redeemed to, but excluding, the redemption date.

In addition, at any time on or after the applicable Par Call Date, we may redeem the Notes, in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest on the Notes being redeemed to, but excluding, the redemption date.

See “Description of Notes—Optional Redemption.”

Repurchase at the Option of Holders Upon a Change of Control Triggering Event	If a Change of Control Triggering Event (as defined in “Description of Notes—Offer to Repurchase Upon Change of Control Triggering Event”) occurs, you will have the right to require us to purchase all or a portion of your Notes (equal to $2,000 or an integral multiple of $1,000 in excess thereof) at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, on such Notes to but excluding the date of purchase (unless we have exercised our right to redeem the Notes). See “Description of Notes—Offer to Repurchase Upon Change of Control Triggering Event.”

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $ after deducting the underwriting discounts and other estimated fees and expenses of this offering.

We intend to use the net proceeds from this offering to fund the Equity Transactions. We intend to use any remaining net proceeds for general corporate purposes. See “Use of Proceeds.”

Restrictive Covenants	The indenture pursuant to which the Notes will be issued will contain covenants that, among other things, limit our ability and the ability of our Restricted Subsidiaries (as defined in “Description of Notes— Covenants Applicable to the Notes”) to secure indebtedness with a security interest on our principal properties or stock or to engage in certain sale and leaseback transactions with respect to our principal properties. See “Description of Notes—Covenants Applicable to the Notes.”

Form and Denominations

We will issue each series of the Notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). Beneficial interests in the Notes of each series will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V. will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC.

Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive Notes in definitive form and will not be considered holders of Notes under the indenture. The Notes of each series will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Further Issuances	We may from time to time, without giving notice to or seeking the consent of the holders of any series of Notes, issue debt securities having the same terms (except for the issue date and, in some cases, the public offering price and the first interest payment date) as, and ranking equally and ratably with, the Notes of the applicable series being offered hereby in all respects, as described under “Description of Notes—General.”

No Listing	We do not intend to apply for the listing of any series of the Notes on any securities exchange or for quotation of such Notes on any automated dealer quotation system.

Risk Factors	Investing in the Notes involves risks. See “Risk Factors” for a description of certain risks you should particularly consider before investing in the Notes.

Governing Law	The indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

Trustee	Truist Bank

RISK FACTORS

You should carefully consider the following risk factors and the information discussed in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and in Item 1A of our Quarterly Report on Form 10-Q for the quarter ended March 29, 2024, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. The following is not intended as, and should not be construed as, an exhaustive list of relevant risk factors. There may be other risks that a prospective investor should consider that are relevant to its own particular circumstances or generally.

Some of our operations are conducted through our subsidiaries, which results in structural subordination and may affect our ability to make payments on the Notes.

Since we conduct some of our operations through our subsidiaries, our right to participate in any distribution of the assets of a subsidiary when it winds up its business is subject to the prior claims of the creditors of such subsidiary. Because the Notes will not be guaranteed by our subsidiaries, they will be structurally subordinated to all existing and future indebtedness and liabilities of our subsidiaries. This means that your right as a holder of the Notes will be subject to the prior claims of the creditors of our subsidiaries if a subsidiary liquidates or reorganizes or otherwise winds up its business. Unless we are considered a creditor of the subsidiary, your claims will not be recognized ahead of these creditors. As of March 29, 2024, our subsidiaries had no outstanding indebtedness.

Despite current indebtedness levels, we may still incur more debt. The incurrence of additional debt could further exacerbate the risks associated with our indebtedness.

Subject to certain limitations, the terms of the instruments governing our indebtedness and the indentures governing our debt securities permit, and the terms of the Notes offered hereby will permit, us and our subsidiaries to incur additional debt. If new debt is added to our or any such subsidiary’s current debt levels, it may become more difficult for us to satisfy our obligations with respect to the Notes and limit our ability to borrow additional amounts to fund working capital, capital expenditures and acquisitions and execute our growth strategy. We may also become more vulnerable to adverse changes in general economic and industry activity and in our business by limiting our flexibility in planning for, and making it more difficult for us to react quickly to, changing conditions. Further, in certain circumstances we may not be able to refinance our debt on favorable terms, or at all.

The Notes are not secured by any of our assets and any secured creditors would have a priority claim on our assets.

The Notes are not secured by any of our assets. The terms of the indenture permit us to incur a certain amount of secured indebtedness without equally and ratably securing the Notes. If we become insolvent or are liquidated, or if payment under any of the agreements governing any secured debt is accelerated, the lenders under our secured debt agreements, if any, will be entitled to exercise the remedies available to a secured lender. Accordingly, the lenders will have a priority claim on our assets to the extent of their liens, and it is possible that there will be insufficient assets remaining from which claims of the holders of the Notes can be satisfied. As of March 29, 2024, we had no secured indebtedness (other than financing leases).

Negative covenants in the indenture offer only limited protection to holders of the Notes.

The indenture governing the Notes contains negative covenants that apply to us and our subsidiaries. However, the indenture does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the Notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our ability to incur indebtedness that is equal in right of payment to the Notes;

•	limit our subsidiaries’ ability to incur indebtedness that will be structurally superior to the Notes;

•	restrict our ability to repurchase or prepay our securities; or

•	restrict our ability to make investments or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the Notes.

In addition, the limitation on secured indebtedness covenant in the indenture contains exceptions that will allow us and our subsidiaries to create, grant or incur liens or security interests to secure a certain amount of indebtedness and a variety of other obligations without equally and ratably securing the Notes. See “Description of Notes—Covenants Applicable to the Notes”. In light of these exceptions, holders of the Notes may be structurally subordinated to new lenders.

Credit ratings assigned to the Notes may not reflect all risks of your investment in the Notes.

The credit ratings assigned to the Notes are limited in scope and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agency, if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes, upgrades or downgrades in the credit ratings assigned to the Notes, including any announcement that such ratings are under further review for an upgrade or downgrade, could affect the market value of the Notes and, in the event of a downgrade, increase our corporate borrowing costs.

We may not have the ability to raise the funds necessary to finance the offer to repurchase the Notes upon a Change of Control Triggering Event.

Upon the occurrence of a Change of Control Triggering Event (as defined in “Description of Notes—Offer to Repurchase Upon Change of Control Triggering Event”), we will be required to offer to repurchase all of the Notes. We cannot assure you that we will have sufficient funds available to make any required repurchases of the Notes upon such an event. Any failure to repurchase tendered Notes would constitute a default under the indenture which, in turn, would constitute a default under our revolving credit facility. A default could result in the declaration of the principal and interest on all the Notes and our indebtedness outstanding under the revolving credit facility to be due and payable.

An active trading market for the Notes may not develop or, if developed, be maintained.

Each series of the Notes is a new issue of securities with no established trading market. We do not intend to apply for the listing of any series of the Notes on any securities exchange or for quotation of such Notes on any automated dealer quotation system. Although the underwriters have advised us that they presently intend to make a market in the Notes of each series after completion of the offering, they have no obligation to do so, and such market-making activities may be discontinued at any time without notice. We cannot assure the liquidity of the trading markets for the Notes or that active trading markets for the Notes will develop or be sustained. If active trading markets for the Notes are not developed or sustained, the market prices and liquidity of the Notes may be adversely affected.

We may choose to redeem the Notes prior to maturity.

We may redeem some or all of the Notes at any time and from time to time as described under the caption “Description of Notes—Optional Redemption.” Although the Notes contain make-whole provisions during certain periods designed to compensate you for the lost value of your Notes if we redeem your Notes prior to maturity, the make-whole provisions are only an approximation of this lost value and may not adequately compensate you. Furthermore, depending on prevailing interest rates at the time of any such redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the Notes being redeemed or at an interest rate that would otherwise compensate you for any lost value as a result of any redemption of Notes.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $   , after deducting the underwriting discounts and estimated fees and other expenses of this offering. We intend to use the net proceeds from this offering to fund the Equity Transactions, as described in “Summary—Recent Developments.” We intend to use any remaining net proceeds for general corporate purposes, which may include, but are not limited to, funding for working capital, payment of dividends, and capital expenditures.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and short-term investments, long-term debt, equity and capitalization as of March 29, 2024:

•	on an actual basis; and

•

on an as adjusted basis to give effect to this offering and the use of the proceeds to fund the Equity Transactions, assuming (a) the purchase of 2,162,162 shares in the Tender Offer and the purchase of 1,186,862 shares in the Share Repurchase, each at a purchase price of $925 per share for an aggregate purchase price of approximately $3,097.8 million, (b) the funding of the Equity Transactions with approximately $   million of net proceeds from the borrowings under the Term Loans and (c) the payment of fees and expenses related to the Equity Transactions (including fees and expenses related to this offering) of approximately $   million. See “Summary—Recent Developments” and “Use of Proceeds.”

You should read this table together with the financial statements and other financial information included and incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 29, 2024
	Actual	As Adjusted
	(in thousands, except share data)
Cash, cash equivalents and short term investments	$584,899	$

Long-term debt:
3.80% senior bonds due 2025	350,000
3.93% senior notes due 2026	100,000
3.96% senior notes due 2030	150,000
Notes offered hereby, % due 2029	—
Notes offered hereby, % due 2034	—
Term Loans	—
Revolving credit facility	—
Unamortized discount on 3.80% senior bonds due 2025	(15)
Debt issuance costs	(692)

Total long-term debt	599,293

Obligations under financing leases	6,918
Equity:
Common stock, $1.00 par value	11,431
Class B common stock, $1.00 par value	1,633
Class C common stock, $1.00 par value	—
Capital in excess of par value	135,953
Retained earnings	1,517,852
Accumulated other comprehensive loss	(4,429)
Less—Treasury stock, at cost:
Common stock – 3,062,374 shares as of March 29, 2024 and shares as adjusted(1)	(60,845)
Class B common stock – 628,114 shares as of March 29, 2024	(409)

Total equity.	1,601,186
Total capitalization	$2,207,397	$

(1)

This is information is provided for illustrative purposes only. This offering is not conditioned on the consummation of the Equity Transactions or the purchase of any specific amount of our Common Stock in the Equity Transactions. We are permitted, subject to applicable law, to amend, extend, terminate or withdraw the Tender Offer and to increase, decrease or eliminate the amount to be purchased. There can be no assurance that we will consummate the Equity Transactions. We make no representation with respect to the actual purchase price that may be paid with respect to the shares or the actual number of shares that will be purchased in the Equity Transactions, and such amounts could be significantly greater or less than the amounts reflected above depending on the number of shares that are tendered and accepted for purchase in the Tender Offer. The purchase price for the shares in the Tender Offer and under the Share Repurchase Agreement will be determined as set forth in the Offer to Purchase and the Share Repurchase Agreement, respectively. See “Summary—Recent Developments.”

DESCRIPTION OF NOTES

The following description of the particular terms of the Notes (referred to in the accompanying prospectus as “debt securities”) supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus. The following description is only a summary of the material provisions of the Notes and the Indenture (as defined below). Each series of Notes is a separate series of debt securities. The following description does not purport to be complete, and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Notes and the Indenture.

In this description, all references to “the company,” “we,” “us” and “our” refer only to Coca-Cola Consolidated, Inc. and not to any of its subsidiaries.

General

We will issue our % Senior Notes due 2029 (the “2029 Notes”) and % Senior Notes due 2034 (the “2034 Notes” and, together with the 2029 Notes, the “Notes”) under the indenture (the “base indenture”), dated as of December 15, 2020, between the company and U.S. Bank Trust Company, National Association (successor to U.S. Bank National Association) (the “Prior Trustee”), as supplemented by the first supplemental indenture, dated as of May 21, 2024, by and among the company, the Prior Trustee and Truist Bank, as successor trustee (in such capacity, the “Trustee”) and the second supplemental indenture, to be dated as of the settlement date of the Notes, between the company and the Trustee (the supplemental indentures, together with the base indenture, the “Indenture”). The Notes will be issued in two separate series of debt securities under the Indenture.

The 2029 Notes will mature on    , 2029 and will bear interest from    , 2024 at the rate of % per year, payable semi-annually in arrears on   and   of each year, commencing on    , 2024. Interest on the 2029 Notes will be payable to the persons in whose names such 2029 Notes are registered at the close of business on the preceding   and   .

The 2034 Notes will mature on    , 2034 and will bear interest from    , 2024 at the rate of % per year, payable semi-annually in arrears on   and   of each year, commencing on    , 2024. Interest on the 2034 Notes will be payable to the persons in whose names such 2034 Notes are registered at the close of business on the preceding   and   .

Interest payable on the Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months. If any interest payment date or maturity or redemption date falls on a day that is not a business day, the required payment shall be made on the next business day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable from and after such interest payment date or maturity or redemption date, as the case may be, to such next business day. “Business day” means any day other than a Saturday, Sunday or other day on which banking institutions in New York City are authorized or obligated by law, regulation or executive order to remain closed.

The Notes are originally being issued in the aggregate principal amount of $   aggregate principal amount of 2029 Notes and $   aggregate principal amount of 2034 Notes. We may from time to time, without giving notice to or seeking the consent of the holders of any series of Notes, reopen and issue additional debt securities having the same terms (except for the issue date and, in some cases, the public offering price and the first interest payment date) as, and ranking equally and ratably with, the Notes of a series offered hereby in all respects; provided that if the additional notes are not fungible with the original Notes of such series for United States federal income tax purposes, the additional notes will have a separate CUSIP number. Any additional debt securities having such similar terms, together with the Notes of the applicable series being offered hereby, will constitute a single series of securities with such Notes of the applicable series under the Indenture. No such additional debt securities of a series of Notes may be issued if an “event of default” (as such term is defined in the accompanying prospectus) has occurred and is continuing with respect to such Notes.

Ranking

The Notes will be our senior unsecured obligations and will rank equally and ratably with our existing and future senior unsecured and unsubordinated indebtedness. The Notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and structurally subordinated to all existing and future indebtedness and liabilities of our subsidiaries. After giving effect to this offering and the use of proceeds thereof, we would have had approximately $    million of total consolidated indebtedness, all of which would rank equally with the Notes.

Sinking Fund

The Notes are not subject to, and do not have the benefit of, any sinking fund.

Optional Redemption

Prior to     , 2029, with respect to the 2029 Notes (   months prior to the maturity date of the 2029 Notes) and     , 2034, with respect to the 2034 Notes (   months prior to the maturity date of the 2034 Notes) (each, a “Par Call Date”), we may redeem the Notes of the applicable series at our option, at a redemption price equal to the greater of:

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest on the series of Notes being redeemed discounted to the redemption date (assuming the Notes to be redeemed matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Rate plus     basis points, in the case of the 2029 Notes and plus     basis points, in the case of the 2034 Notes less (b) interest accrued to the redemption date; and

•	100% of the principal amount of the Notes of the applicable series to be redeemed;

plus, in either case, accrued and unpaid interest on the series of Notes to be redeemed to, but excluding, the redemption date.

At any time on or after the applicable Par Call Date for a series of Notes, we may redeem the Notes of the applicable series, in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the Notes of the applicable series being redeemed plus accrued and unpaid interest on the Notes of the applicable series being redeemed to, but excluding, the redemption date.

Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date.

The following terms are relevant to the determination of the redemption price if any of the Notes are redeemed:

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed. The notice of redemption for the Notes will state, among other things, the amount of Notes to be redeemed, the redemption date, the redemption price and the place or places that payment will be made upon presentation and surrender of Notes to be redeemed.

In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary.

Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

Offer to Repurchase Upon Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event (as defined below) in respect of the Notes of a series offered hereby, unless we have exercised our right to redeem the Notes of such series as described under “—Optional Redemption,” each holder of Notes of such series will have the right to require us to purchase all or a portion (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s Notes pursuant to the offer described below (the “Change of Control Offer”); provided that the principal amount of a Note outstanding after a repurchase in part shall be $2,000 or an integral multiple of $1,000 in excess thereof. In the Change of Control Offer we will offer to purchase the Notes of the applicable series for a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, on such Notes to, but not including, the date of purchase, subject to the rights of holders of Notes of such series on the relevant record date to receive interest due on the relevant interest payment date, as applicable, that is on or prior to the redemption date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred or, at our option, prior to any Change of Control (as defined below) but after the public announcement of the pending Change of Control, we will send, by first class mail (or otherwise transmit in accordance with the procedures of DTC), a notice to each holder of Notes of any series not previously redeemed, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is sent, other than as may be required by law (the “Change of Control Payment Date”). The notice, if sent prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all Notes of the applicable series or portions of Notes of the applicable series properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control payment in respect of all Notes of the applicable series or portions of Notes of the applicable series properly tendered; and

•

deliver or cause to be delivered to the Trustee the Notes of the applicable series properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes of the applicable series or portions of Notes of the applicable series being purchased by us and the amount to be paid by the paying agent.

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all Notes of a series properly tendered and not withdrawn under its offer. In addition, we will not repurchase any Notes of a series if there has occurred and is continuing on the Change of Control Payment Date an event of default under the Indenture, other than a default in the payment of the Change of Control payment upon a Change of Control Triggering Event.

We will be required to comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes of a series as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions of the Notes of a series, we will be required to comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict and compliance.

“Acquiring Person” means any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than (a) us or one or more of our Subsidiaries (as defined below), (b) The Coca-Cola Company or one or more of its Subsidiaries or (c) J. Frank Harrison, III or one or more Harrison Family Members (as defined below).

“Change of Control” means the occurrence of any one of the following:

(1)

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our and our Subsidiaries’ assets taken as a whole to any Acquiring Person;

(2)

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Acquiring Person becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Equity (as defined below), measured by voting power rather than number of shares;

(3)

we consolidate with, or merge with or into, any Acquiring Person, or any Acquiring Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Equity or the Voting Equity of such other Acquiring Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Equity outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Equity of the surviving person immediately after giving effect to such transaction;

(4)	the first day on which the majority of the members of our board of directors ceases to be Continuing Directors;

(5)	the adoption of a plan relating to our liquidation or dissolution; or

(6)

the consummation of a so-called “going private/Rule 13e-3 transaction” that results in any of the effects described in paragraph (a)(3)(ii) of Rule 13e-3 under the Exchange Act (or any successor provision), following which J. Frank Harrison, III or any Harrison Family Members beneficially own, directly or indirectly, more than 50% of our Voting Equity, measured by voting power rather than number of shares.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) above if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Equity of such holding company immediately following that transaction are substantially the same as the holders of our Voting Equity immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Equity of such holding company.

“Change of Control Triggering Event” means the Notes of a series cease to be rated Investment Grade by both of the Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change). Unless both of the Rating Agencies are providing a rating for the Notes of a series at the commencement of any Trigger Period, the Notes of such series will be deemed to have ceased to be rated Investment Grade by both of the Rating Agencies during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Director” means, as of any date of determination, any member of our board of directors who: (1) was a member of such board of directors on the date the Notes were issued; or (2) was nominated for election, elected or appointed to such board of directors by or with the approval (given either before or after such member’s election or appointment) of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment.

“Harrison Family Individuals” means (a) J. Frank Harrison, III, (b) his spouse and (c) the descendants of J. Frank Harrison, Jr. The terms “descendant” and “descendants” mean lawful lineal blood descendants in any degree of the ancestor designated, but such terms also shall include any person legally adopted prior to the time that person reaches the age of eighteen (18) and the lawful lineal descendants of any such person, whether of the blood or by adoption prior to such age.

“Harrison Family Member” means (a) Harrison Family Individuals, (b) the spouse of any Harrison Family Individual, (c) trusts, corporations, partnerships, limited partnerships, limited liability companies or other estate planning vehicles for the benefit of Harrison Family Individuals or (d) any other person; provided that, with respect to clauses (c) and (d), in the case of a trust, a majority of the trustees are Harrison Family Individuals or the spouse of a Harrison Family Individual, and in the case of any other person, one or more Harrison Family Individuals or the spouse of a Harrison Family Individual is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Equity, measured by voting power rather than number of shares, of such person.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Rating Agency” means each of Moody’s and S&P; provided, that if either Moody’s or S&P ceases to rate the Notes of a series or fails to make a rating of the Notes of a series publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act will be selected by us (as certified by a resolution of our board of directors) as a replacement agency for any of Moody’s or S&P.

“S&P” means S&P Global Ratings Services, a division of S&P Global, Inc. or any successor to the rating agency business thereof.

“subsidiary” means, with respect to any person, any entity of which securities or other ownership interests having the power to elect a majority of the board of directors or other persons performing similar functions of such entity are directly or indirectly owned or controlled by such person or one or more Subsidiaries of such person.

“Voting Equity” of any specified person as of any date means the securities or other ownership interests of such person that are at the time entitled to vote generally in the election of the board of directors of such person or other persons performing similar functions.

Covenants Applicable to the Notes

The Notes will have the benefit of the following covenants. We have defined below certain capitalized terms used in this section. Capitalized terms used in this section but not otherwise defined in this prospectus supplement shall have the meanings ascribed to such terms in the Indenture.

Limitation on Liens

(a) We will not (nor will we permit any subsidiary to) issue, incur, create, assume or guarantee any Funded Debt secured by a mortgage, deed of trust, security interest, pledge, lien, charge or other encumbrance

(collectively, a “mortgage”) upon any Principal Property or upon any shares of stock or indebtedness of any subsidiary that owns any Principal Property (whether such Principal Property, shares or indebtedness are now existing or owed or hereafter created or acquired) without in any such case effectively providing, concurrently with the issuance, incurrence, creation, assumption or guaranty of any such Funded Debt, or the grant of such mortgage, that the Notes (together with, if we shall so determine, any other indebtedness of or guaranty by us or such subsidiary ranking equally with the Notes) shall be secured equally and ratably with (or, at our option, prior to) such Funded Debt; provided that any mortgage created for the benefit of holders of the Notes pursuant to this provision shall provide by its terms that such mortgage shall be automatically and unconditionally released and discharged (i) upon the release and discharge of the mortgage that resulted in such provision becoming applicable or upon such mortgage constituting a Permitted Lien or being permitted under clause (b) below or paragraph (b) of the covenant described below under the caption “—Limitation on Sale and Lease-Back Transactions” or (ii) at such time as such subsidiary is no longer a subsidiary of the Company. The foregoing restriction, however, will not apply to, and there will be excluded from any computation under clause (b) below and under paragraph (b) of the covenant described below under the caption “—Limitation on Sale and Lease-Back Transactions,” each of the following (and the Funded Debt secured thereby) (“Permitted Liens”):

(1)	mortgages on property, shares of stock or indebtedness or other assets of any person existing at the time such person becomes a subsidiary;

(2)

mortgages on property, shares of stock or indebtedness or other assets existing at the time of acquisition thereof by us or a subsidiary, or mortgages thereon to secure the payment of all or any part of the purchase price thereof or the cost of construction, installation, renovation, improvement or development thereon or thereof, or mortgages on property, shares of stock or indebtedness or other assets to secure any indebtedness incurred or guaranteed prior to, at the time of, or within 360 days after, the latest of the acquisition thereof or, in the case of property, the completion of such construction, installation, renovation, improvement or development or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price thereof, such construction, installation, renovation, improvement or development;

(3)	mortgages in favor of us or a subsidiary to secure Funded Debt owing to us or to a subsidiary;

(4)	mortgages existing at the date of the initial issuance of the Notes;

(5)

mortgages on property, shares of stock or indebtedness or assets of a person existing at the time such person is merged into or consolidated with the Company or a subsidiary or at the time of a sale, lease or other disposition of the properties of such person as an entirety or substantially as an entirety to us or a subsidiary;

(6)

mortgages in favor of the United States of America or any state, territory or possession thereof (or the District of Columbia), any foreign government, or any department, agency, instrumentality or political subdivision of the United States of America or any state, territory or possession thereof (or the District of Columbia) or any foreign government, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such mortgages (including, but not limited to, mortgages incurred in connection with pollution control or industrial revenue bonds or similar financing);

(7)	mortgages created in connection with a project financed with, and created to secure, a Nonrecourse Obligation; or

(8)

modifications, refinancings, restructurings, extensions, renewals, refundings, or replacements, in whole or in part, of any mortgage referred to in the foregoing clauses (and for the avoidance of doubt, any successive extensions, renewals or replacements thereof); provided, however, that (i) the principal amount of Funded Debt secured thereby shall not exceed the principal amount of Funded Debt, plus any fees and expenses (including any premium and defeasance costs and accrued interest or amortization of original issue discount) in connection with any such modification, refinancing, restructuring, extension, renewal, refunding or replacement, so secured at the time of such modification, refinancing, restructuring, extension, renewal, refunding, or replacement and (ii) such extension, renewal, refunding or replacement mortgages will be limited to all or part of the same property, shares of stock or indebtedness or assets and improvement or development thereon or thereof which secured the indebtedness so secured at the time of such modification, refinancing, restructuring, extension, renewal, refunding or replacement.

(b) Notwithstanding the restrictions in the first sentence of the preceding paragraph, we or any subsidiary of ours may issue, incur, create, assume or guarantee Funded Debt secured by a mortgage which would otherwise be subject to such restrictions, without equally and ratably securing the Notes, provided that after giving effect thereto, the aggregate amount of all Funded Debt so secured by mortgages (not including Funded Debt secured by Permitted Liens) plus the aggregate amount of all Attributable Debt in respect of Sale and Lease-Back Transactions relating to Principal Properties (excluding any Attributable Debt permitted to be incurred pursuant to clauses (1) through (8) of paragraph (a) of the covenant described below under the caption “—Limitation on Sale and Lease-Back Transactions”) does not exceed 12.5% of our Consolidated Net Tangible Assets.

Limitation on Sale and Lease-Back Transactions

(a) We will not, nor will we permit any subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property. The foregoing restriction, however, will not apply to, and therefore there will be excluded from any computation under clause (b) below and under paragraph (b) of the covenant described above under the caption “—Limitation on Liens,” any Sale and Lease-Back Transaction (and any Attributable Debt relating thereto) if:

(1)

we or a subsidiary are permitted to create Funded Debt secured by a mortgage pursuant to any of the Permitted Liens on the Principal Property involved in such Sale and Lease-Back Transaction, in an amount at least equal to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the Notes;

(2)

the proceeds of such Sale and Lease-Back Transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by our Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer, Treasurer or Controller) and we or a subsidiary apply an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 360 days thereof to the prepayment or retirement of debt for borrowed money of the Company or a subsidiary (other than debt that is subordinated to the Notes or debt owed to us or a subsidiary);

(3)

we or a subsidiary apply an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 360 days thereof to the purchase, construction, development, expansion or improvement of other property;

(4)	such Sale and Lease-Back Transaction involves a lease for a term, including renewals, of not more than three years;

(5)	such Sale and Lease-Back Transaction is between us and one of our subsidiaries, or between subsidiaries;

(6)

such Sale and Lease-Back Transaction is executed at the time of, or within 12 days after the latest of, the acquisition, the completion of construction or improvement, or the commencement of substantial commercial operation, of the Principal Property covered thereby;

(7)

the lease in such Sale and Lease-Back Transaction secures or relates to industrial revenue or pollution control bonds if we are permitted to incur a mortgage in connection with such industrial revenue or pollution control bonds pursuant to clause (6) of the second sentence of paragraph (a) under the caption “—Limitation on Liens”; or

(8)	the lease payment in such Sale and Lease-Back Transaction is created in connection with a project financed with, and such obligation constitutes, a Nonrecourse Obligation.

(b) Notwithstanding the restrictions in the first sentence of the preceding paragraph, we or any subsidiary of ours may enter into any Sale and Lease-Back Transaction with respect to any Principal Property which would otherwise be subject to such restrictions, provided that after giving effect thereto, the aggregate amount of all Attributable Debt with respect to all such Sale and Lease-Back Transactions (not including any Attributable Debt permitted to be incurred pursuant to clauses (1) through (8) of paragraph (a) above) plus the aggregate amount of all secured Funded Debt incurred pursuant to paragraph (a) under the covenant described above under the caption “—Limitation on Liens” (excluding Funded Debt secured by Permitted Liens) does not exceed 12.5% of our Consolidated Net Tangible Assets.

Certain Definitions Applicable to Covenants

•

“Attributable Debt” with regard to a Sale and Lease-Back Transaction with respect to any Principal Property means, at the time of determination, the lesser of (A) the present value of the total net amount of lease payments required to be paid under such lease during the remaining term thereof (after deducting the amount of rent to be received under non-cancellable subleases and including any period for which such lease has been extended), discounted at the greater of (x) the weighted average interest rate per annum borne by the Notes or (y) the interest rate inherent in such lease, in each case, as determined by the Chief Financial Officer, Treasurer or Controller of the Company, compounded semiannually, or (B) the sale price for the Principal Property so sold and leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such Sale and Lease-Back Transaction and the denominator of which is the base term of such lease. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (i) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (ii) the net amount determined assuming no such termination. For purposes of determining such Attributable Debt, “lease payments” are the aggregate amount of the rent payable by the lessee with respect to the applicable period, after excluding amounts required to be paid on account of maintenance and repairs, water rates and similar utility charges. If and to the extent the amount of any lease payment during any future period is not definitely determinable under the lease in question, the amount of such lease payment will be estimated in such reasonable manner as the Chief Financial Officer, Treasurer or Controller of the Company may in good faith determine.

•

“Consolidated Net Tangible Assets” means, as of any date on which we effect a transaction requiring such Consolidated Net Tangible Assets to be measured hereunder, the aggregate amount of assets (less applicable reserves) after deducting therefrom: (a) all current liabilities, except for current maturities of long-term debt and obligations under capital leases; and (b) intangible assets, to the extent included in said aggregate amount of assets, all as set forth on our most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles in the United States of America applied on a consistent basis.

•

“Funded Debt” means indebtedness, whether or not contingent, for money borrowed (including all obligations evidenced by bonds, debentures, notes or similar instruments) owed or guaranteed by the Company or any consolidated subsidiary, and any of the debt which under generally accepted accounting principles in the United States of America would appear as debt on the consolidated balance sheet of the Company.

•

“Nonrecourse Obligation” means indebtedness or lease payment obligations related to (i) the acquisition of a Principal Property not previously owned by the Company or any subsidiary or (ii) the financing of a project involving the development or expansion of any Principal Property owned by the Company or any subsidiary, as to which the obligee with respect to such indebtedness or obligation has no recourse to the Company or any subsidiary or any of the Company’s or its subsidiaries’ assets other than such Principal Property so acquired, developed or expanded, as applicable.

•

“Principal Property” means any individual facility or real property, or portion thereof, owned or hereafter acquired by us or any subsidiary and located within the United States of America, which, in the good faith opinion of our Chief Executive Officer, President, or Chief Financial Officer, is of material importance to the total business conducted by us and our subsidiaries taken as a whole, provided that no such individual facility or property will be deemed of material importance if its gross book value (excluding therefrom any equipment and before deducting accumulated depreciation) is less than 3.0% of our Consolidated Net Tangible Assets. With respect to any Sale and Lease-Back Transaction or series of related Sale and Lease-Back Transactions, the determination of whether any property is a Principal Property shall be determined by reference to all properties affected by such transaction or series of transactions.

•

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by us or any subsidiary of any Principal Property, whether now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by us or such subsidiary to such person and which lease is required by generally accepted accounting principles in the United States of America to be capitalized on the balance sheet of such lessee.

Events of Default

Each of the following is an “event of default” with respect to each series of the Notes:

•

failure to pay any interest installment with respect to any Notes of that series, as and when the same shall become due and payable, and continuance of such default for a period of thirty (30) days after receipt by us of written notice of the default from any holder of Notes or the Trustee;

•	failure to pay the principal of, or premium, if any, on, any Notes of that series, as and when the same shall become due and payable, either at maturity, upon redemption, by declaration or otherwise;

•	failure to pay for a sinking, purchase or analogous fund, if any, as and when the same shall become due and payable;

•

failure by us to observe or perform any other covenant or agreement in respect of any Notes of that series, or in the Indenture with respect to that series, for a period of ninety (90) days after the Trustee gives us written notice of the default, or the holders of at least 25% in aggregate principal amount of the Notes of that series give us and the Trustee written notice of the default; and

•	certain events of bankruptcy, insolvency and reorganization as more fully described in the Indenture.

The Indenture provides that the Trustee will, within ninety (90) days after the occurrence of a default with respect to the Notes of any series, mail to the holders of those Notes notice of all uncured defaults known to it; provided that, except in the case of default in the payment of the principal of, and premium, if any, or interest, if any, on, any of the Notes of that series, the Trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interests of the holders of the Notes of that series. The term “default” for the purpose of this provision means any event that is, or after notice or lapse of time, or both, would become, an event of default with respect to the Notes of such series.

If an event of default with respect to Notes of any series at the time outstanding occurs and is continuing, unless the principal of all of the Notes of that series has already become due and payable, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes of that series, by notice in writing to us, may declare the principal amount (or, the portion of the principal amount as may be specified in the terms of the series) of all of the Notes of that series to be due and payable immediately. Prior to any declaration accelerating the maturity of any series of Notes, the holders of a majority in aggregate principal amount of the outstanding Notes of that series may, on behalf of the holders of all Notes of that series, waive any past default or event of default under the Indenture with respect to the Notes of that series and its consequences, except a default (i) in the payment of the principal of, and premium, if any, or interest, if any, on, any Notes of that series or (ii) in respect of a covenant or provision under the Indenture applicable to that series that cannot be modified or amended without the consent of the holder of each outstanding Notes of that series. At any time after making a declaration of acceleration with respect to Notes of any series, but before obtaining or entering of a judgment or decree for the payment of money, the holders of a majority in aggregate principal amount of the outstanding Notes of the series may, in some circumstances, rescind and annul the acceleration.

The Indenture provides that, except for the duty of the Trustee in the case of an event of default to act with the required standard of care, the Trustee will be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request, order or direction of any of the holders, unless the holders have offered to the Trustee reasonable security or indemnity.

The Indenture provides that the holders of a majority in aggregate principal amount of the outstanding Notes of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred on the Trustee in respect of the Notes of that series, except for cases in which the Trustee being advised by counsel in writing determines that the action or proceeding may not lawfully be taken or would be in conflict with the terms of the Indenture or if the determination is made that the action or proceeding would involve the Trustee in personal liability or would be unduly prejudicial to the holders of the Notes of that series not joining in the direction. Otherwise, a holder of Notes of a series may not pursue any remedy with respect to the Indenture or any Notes of that series unless:

•	such holder of Notes of that series gives us and the Trustee written notice of a continuing default;

•	the holders of at least 25% in aggregate principal amount of the Notes of that series then outstanding make a written request to the Trustee, with a copy to us, to pursue the remedy;

•

the holders of at least 25% in aggregate principal amount of the Notes of that series then outstanding offer the Trustee reasonable security or indemnity satisfactory to the Trustee against any costs, expenses and liabilities incurred in connection therewith;

•	the Trustee does not institute any action, suit or proceeding within sixty (60) days after receipt of the notice, request and offer of indemnity; and

•

during such sixty (60)-day period, the holders of a majority in aggregate principal amount of the Notes of that series then outstanding do not give the Trustee a direction that is inconsistent with such written request.

However, these limitations do not apply to the right of any holder of any Notes of a series to receive payment of the principal of, and premium, if any, and interest, if any, on, the Notes of a series and to bring suit for the enforcement of any such payment on or after the due date expressed in the Notes of such series, which right shall not be impaired or affected without the consent of the holder.

The events of default to which the Notes of each series are subject under the conditions set forth in the Indenture are also described under “—Description of Our Debt Securities—Events of Default” in the accompanying prospectus.

Defeasance; Satisfaction and Discharge

With respect to any series of Notes, we may elect either:

•

to defease and be discharged from any and all obligations with respect to the Notes of such series (except for the obligation to register the transfer or exchange of the Notes of such series, to replace temporary or mutilated, destroyed, lost or stolen Notes of such series, to maintain an office or agency in respect of the Notes of such series and to hold moneys for payment in trust) (“defeasance”); or

•	to be released from our obligations under the Notes of such series with respect to the restrictions described under “—Certain Covenants with Respect to Debt Securities” (“covenant defeasance”),

upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money and/or U.S. government obligations which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal of and interest, if any, on the Notes of such series, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates for such payments. In the case of defeasance, the holders of the Notes of such series will be entitled to receive payments in respect of the Notes of such series solely from such trust. Such a trust may only be established if, among other things, we have delivered to the Trustee an opinion of counsel (as specified in the Indenture) to the effect that the holders of Notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion, in the case of defeasance under the first bullet point above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the base indenture.

With respect to any series of Notes, we may also satisfy and discharge certain obligations to holders of the Notes of such series that have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee funds in an amount sufficient to pay the entire indebtedness on the Notes of such series with respect to principal (and premium, if any) and interest, if any, to the date of such deposit (if the Notes of such series have become due and payable) or to the maturity or the date of redemption of the Notes of such series, as the case may be. As a condition to such satisfaction and discharge, we must deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions to such satisfaction and discharge of the entire indebtedness on all Notes of such series have been complied with.

Trustee

Truist Bank is the Trustee under the Indenture. The Trustee has, and certain of its affiliates may from time to time have, banking and other relationships with us and certain of our affiliates. Truist Securities, Inc., an affiliate of the Trustee, is an underwriter in this offering.

Governing Law

The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

Book-Entry; Delivery and Form

Global Notes

We will issue the Notes of each series in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, which we refer to as Clearstream, or Euroclear Bank S.A./N.V., which we refer to as Euroclear, in Europe, either directly if they are participants in such systems (“Direct Participants”) or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

We have obtained the information in this section concerning DTC, Clearstream and Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

We understand that:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act;

•

DTC holds securities that the Direct Participants, its participants, deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•	Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations;

•	DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is owned by the users of its regulated subsidiaries;

•

access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	the rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the Trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of Direct Participants designated by the underwriters with portions of the principal amounts of the global notes; and

•

ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of Direct Participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in Notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the Notes represented by that global note for all purposes under the Indenture and under the Notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have Notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes and will not be considered the owners or holders thereof under the Indenture or under the Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of Notes under the Indenture or a global note.

Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the Notes.

Payments on the Notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the Notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be solely responsible for those payments.

Distributions on the Notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively referred to herein as the Terms and Conditions). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the Notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between Direct Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary. Such cross-market transactions, however, will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect settlement on its behalf by delivering or receiving the Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the Notes received in Clearstream or Euroclear as a result of a transaction with a Direct Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the Notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the Notes by or through a Clearstream customer or a Euroclear participant to a Direct Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated Notes of a series to each person that DTC identifies as the beneficial owner of the Notes of such series represented by a global note upon surrender by DTC of the global note if:

•

DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default under the Indenture with respect to the Notes of that series has occurred and is continuing, and DTC requests the issuance of certificated Notes of such series; or

•	we determine not to have the Notes of such series represented by a global note.

Neither we nor the Trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the Notes of a series. We and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of the Notes, but does not provide a complete analysis of all potential tax considerations.

This summary describes, in the case of U.S. Holders (as defined below), material U.S. federal income tax consequences and, in the case of Non-U.S. Holders (as defined below), material U.S. federal income and certain estate tax consequences, of the acquisition, ownership and disposition of the Notes. We have based this summary on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury Regulations promulgated or proposed thereunder (the “Treasury Regulations”), judicial authority and current administrative rulings and practice, all as of the date hereof and which are subject to change, possibly on a retroactive basis, or to different interpretation. This summary applies to you only if you are an initial purchaser of the Notes who acquired the Notes at their “issue price” within the meaning of Section 1273(b)(1) of the Code (the first price at which a substantial amount of Notes is sold to investors for cash, not including sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and if you hold the Notes as capital assets. A capital asset is generally an asset held for investment rather than as inventory or as property used in a trade or business.

This summary does not discuss all of the aspects of U.S. federal income and estate taxation which may be relevant to you in light of your particular investment or other circumstances. This summary also does not discuss the particular tax consequences that might be relevant to you if you are subject to special rules under the U.S. federal income tax laws. Special rules apply, for example, if you are:

•	a bank, thrift, regulated investment company or other financial institution or financial service company;

•	a broker or dealer in securities or foreign currency;

•	an insurance company;

•	a real estate investment trust;

•	a U.S. person that has a “functional currency” other than the U.S. dollar;

•

a partnership or other pass-through entity or arrangement for U.S. federal income tax purposes (or an investor that holds Notes through a partnership or other pass-through entity or arrangement for U.S. federal income tax purposes);

•	a subchapter S corporation;

•	a person subject to alternative minimum tax;

•	a person subject to the base erosion and anti-abuse tax arising under Section 59A of the Code;

•	a person who owns the Notes as part of a straddle, hedging transaction, constructive sale transaction, conversion transaction or other integrated transaction;

•	a trader that elects to use a mark-to-market method of accounting with respect to its securities holdings;

•	a tax-exempt entity;

•	a tax-deferred or other retirement account;

•	a U.S. expatriate;

•	a foreign corporation that is classified as a “controlled foreign corporation” or a “passive foreign investment company” for U.S. federal income tax purposes; or

•	a person who acquires the Notes in connection with employment or other performance of services.

In addition, this summary does not address all possible tax consequences related to acquisition, ownership and disposition of the Notes. In particular, except as specifically provided, it does not discuss any estate, gift, generation-skipping, transfer, state, local or foreign tax consequences, or the consequences arising under any tax treaty. Moreover, the effects of any tax arising under Section 1411 of the Code (the “Medicare” tax on certain investment income) are not discussed. We have not sought, and do not intend to seek, a ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this summary, and there can be no assurance that the IRS will agree with these statements and conclusions.

In certain circumstances, we may be obligated to pay you amounts in excess of stated interest or principal on the Notes. At our option, we may redeem all or part of the Notes, as described in “Description of Notes—Optional Redemption,” for a price that may include an additional amount in excess of the principal amount of such Notes. Based on existing Treasury Regulations, this option to redeem will be presumed not to be exercised and, accordingly, the premium payable upon a redemption will not affect the yield to maturity or the maturity date of the Notes. If, contrary to our expectations, we redeem the Notes, any premium paid to you as a U.S. Holder should be taxed as capital gain under the rules described below under “U.S. Holders—Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes.” You should consult your tax advisor regarding the appropriate tax treatment of the amounts you receive upon any such redemption, including any premium you receive.

In addition, upon the occurrence of a Change of Control Triggering Event, holders of the Notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their Notes, as described in “Description of Notes—Change of Control Offer to Purchase,” at a price that may include an additional amount in excess of the principal amount of such Notes. Our obligation to pay such excess amount may cause the IRS to take the position that the Notes are “contingent payment debt instruments” for U.S. federal income tax purposes. If the IRS is successful in such an assertion, the timing and amount of income included and the character of gain recognized with respect to the Notes would likely be different from the consequences discussed herein. Notwithstanding this possibility, we intend to take the position that the likelihood of such a repurchase is remote and, accordingly, that the possibility of a premium payable upon such a repurchase does not affect the yield to maturity or the maturity date of the Notes and does not cause the Notes to be treated as contingent payment debt instruments. A holder may not take a contrary position unless the holder discloses the contrary position to the IRS in the manner required by applicable Treasury Regulations. If we pay a premium on a repurchase upon the occurrence of a Change of Control Triggering Event, the premium should be treated as a capital gain under the rules described below under “U.S. Holders—Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes.”

Investors considering acquiring Notes should consult their tax advisors regarding the application and effect of the U.S. federal tax laws to their particular situations as well as any consequences arising under the laws of any state, local or foreign taxing jurisdictions or under any tax treaty.

U.S. Holders

For purposes of this summary, you are a “U.S. Holder” if you are a beneficial owner of Notes and for U.S. federal income tax purposes are:

•	a citizen or individual resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any of the 50 states or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons” (within the meaning of Section 7701(a)(30)

of the Code) have the authority to control all substantial decisions of the trust or (b) the trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the Notes, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) or a partner in such partnership, you should consult your tax advisor regarding the U.S. federal income tax consequences of acquiring, investing in and disposing of the Notes.

Payment of Interest

It is expected, and the rest of this discussion assumes, that the Notes will be issued without original issue discount for federal income tax purposes. Accordingly, stated interest on the Notes will generally be taxable to a U.S. Holder as ordinary income at the time it is paid or accrues in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. If, however, the Notes’ “stated redemption price at maturity” (generally, the sum of all payments required under the Notes other than payments of stated interest) exceeds the issue price by more than a de minimis amount, a U.S. Holder will be required to include such excess in income as original issue discount, as it accrues, in accordance with a constant yield method based on a compounding of interest before the receipt of cash payments attributable to this income. All of the Notes bear interest at a fixed rate and you generally must include this interest in your gross income as ordinary interest income:

•	when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes; or

•	when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of Notes

You generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other taxable disposition of the Notes equal to the difference between (a) the amount of cash proceeds and the fair market value of any property you receive (except to the extent attributable to accrued interest income not previously included in income, which will generally be taxable as ordinary income, or attributable to accrued interest previously included in income, which amount may be received without generating further taxable income), and (b) your adjusted tax basis in the Notes. Your tax basis in a Note generally will equal the amount you paid for the Note reduced by the aggregate amount of payments on such Note (other than stated interest) made to you.

Gain or loss on the disposition of Notes will generally be capital gain or loss and will be long-term capital gain or loss if the Notes have been held for more than one year at the time of disposition. Certain non-corporate U.S. Holders (including individuals) may be eligible for a reduced rate of tax on long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to payments to certain recipients of principal and interest on a Note and the proceeds of the sale, exchange, redemption, retirement or other taxable disposition of a Note. If you are a U.S. Holder, you may be subject to backup withholding when you receive interest with respect to the Notes, or when you receive proceeds upon the sale, exchange, redemption, retirement or other taxable disposition of the Notes. In general, you can avoid this backup withholding by properly executing, under penalties of perjury, an IRS Form W-9 or suitable substitute form in a timely manner that provides:

•	your correct taxpayer identification number; and

•

a certification that (a) you are exempt from backup withholding because you come within an enumerated exempt category, (b) you have not been notified by the IRS that you are subject to backup withholding, or (c) you have been notified by the IRS that you are no longer subject to backup withholding.

If you do not provide your correct taxpayer identification number on IRS Form W-9 or suitable substitute form in a timely manner, you may be subject to penalties imposed by the IRS.

Backup withholding will not apply, however, with respect to payments made to certain holders, including certain corporations and tax-exempt organizations, provided their exemptions from backup withholding are properly established. Amounts withheld pursuant to backup withholding are not an additional tax and may be refunded or credited against your U.S. federal income tax liability, provided you timely furnish required information to the IRS.

Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder and is not treated as a partnership for U.S. federal income tax purposes.

Payment of Interest

Generally, subject to the discussions below of backup withholding and withholding under FATCA (as defined below), if you are a Non-U.S. Holder, interest income that is not effectively connected with a U.S. trade or business will not be subject to U.S. federal income tax and withholding tax provided that:

•

you do not directly or indirectly, actually or constructively own 10% or more of the total combined voting power of all of our classes of stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	you are not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	you are not a “controlled foreign corporation” that is related to us actually or constructively through stock ownership; and

•

either (a) you provide a Form W-8BEN or W-8BEN-E, whichever is applicable, (or a suitable substitute form) signed under penalties of perjury that includes your name and address and certifies as to your Non-U.S. Holder status, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business provides a statement to us or our agent under penalties of perjury in which it certifies that a Form W-8BEN, W-8BEN-E, whichever is applicable, or a Form W-8IMY (together with appropriate attachments), or a suitable substitute form, has been received by it from you or a qualifying intermediary and furnishes us or our agent with a copy of that form.

Interest on the Notes which is not exempt from U.S. federal withholding tax as described above and is not effectively connected with a U.S. trade or business generally will be subject to U.S. federal withholding tax at a 30% rate (or, if applicable, a lower income tax treaty rate). We may be required to report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to, and any tax withheld with respect to, each Non-U.S. Holder. If a Non-U.S. Holder is engaged in a trade or business in the U.S. and interest on a Note is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base, then such Non-U.S. Holder (although exempt from the 30% withholding tax) will generally be subject to U.S. federal income tax on that interest at graduated rates on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. person as defined in the Code. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

To claim the benefit of an income tax treaty or to claim exemption from withholding because the income is effectively connected with a U.S. trade or business, the Non-U.S. Holder must provide to the applicable withholding agent a properly executed Form W-8BEN or W-8BEN-E, whichever is applicable, or Form W-8ECI, respectively. Under the Treasury Regulations, a Non-U.S. Holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Special certification and other rules apply to payments made through qualified intermediaries. A Non-U.S. Holder that does not timely provide the applicable withholding agent with the required certification, but that qualifies for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Prospective investors should consult their tax advisors regarding the effect, if any, of these certification rules.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of Notes

If you are a Non-U.S. Holder, subject to the discussions below of backup withholding and withholding under FATCA, you generally will not be subject to the U.S. federal income tax or withholding tax on any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of the Notes, unless:

•	the gain is effectively connected with your conduct of a U.S. trade or business (and, where an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base); or

•

you are an individual and are present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition (as determined under the Code) and certain other conditions are met.

If you are described in the first bullet point above, you will generally be subject to U.S. federal income tax on that gain at graduated rates on a net income basis in the same manner as if you were a U.S. person as defined in the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. If you are described in the second bullet point above, any gain realized by you from the sale, exchange, redemption, retirement or other taxable disposition of the Notes will be subject to U.S. federal income tax at a 30% rate (or lower applicable treaty rate), which may be offset by certain U.S. source capital losses.

To the extent that the amount realized on any sale, exchange, redemption, retirement or other taxable disposition of the Notes is attributable to accrued but unpaid interest, such amount will be treated as interest for U.S. federal income tax purposes.

Estate Taxes

If you are an individual Non-U.S. Holder and you hold a Note at the time of your death, it will not be includible in your gross estate for U.S. federal estate tax purposes, provided that, at the time of death, (i) you do not, directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all of our classes of stock entitled to vote within the meaning of Section 871(h)(3) of the Code and (ii) payments with respect to such Note would not have been effectively connected with your conduct of a trade or business within the United States.

Information Reporting and Backup Withholding

If you are a Non-U.S. Holder, U.S. backup withholding will not apply to payments of interest on a Note if you provide the statement described in “—Non-U.S. Holders—Payment of Interest” to the applicable withholding agent, provided that the payor does not have actual knowledge that you are a U.S. person. Information reporting requirements may apply, however, to payments of interest on a Note with respect to Non-U.S. Holders.

Information reporting will not apply to any payment of the proceeds of the sale of a Note effected outside the United States by a foreign office of a “broker” (as defined in applicable Treasury Regulations), unless such broker is:

•	a U.S. person;

•	a foreign person 50% or more of the gross income of which for certain periods is effectively connected with the conduct of a trade or business in the United States;

•	a controlled foreign corporation for U.S. federal income tax purposes; or

•

a foreign partnership if, at any time during its tax year, one or more of its partners are “U.S. persons” (as defined in the Code) who in the aggregate hold more than 50% of the income or capital interests in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a U.S. trade or business.

Notwithstanding the foregoing, payment of the proceeds of any sale of a Note effected outside the United States by a foreign office of any broker that is described in the preceding sentence will not be subject to information reporting if the broker has documentary evidence in its records that you are a Non-U.S. Holder and certain other conditions are met, or you otherwise establish an exemption.

Payment of the proceeds of any sale effected outside the United States by a foreign office of a broker is not subject to backup withholding. Payment of the proceeds of any such sale to or through the U.S. office of a broker is subject to information reporting and backup withholding requirements, unless you provide the statement described in “—Non-U.S. Holders—Payment of Interest” or otherwise establish an exemption.

Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom and the procedure for obtaining such exemption, if applicable.

Foreign Account Tax Compliance Act Withholding

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance issued thereunder (“FATCA”) impose a 30% withholding tax on any U.S.-source interest paid on debt obligations, such as the Notes, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), including when acting as an intermediary, unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the IRS to withhold on certain payments and to collect and provide to the IRS information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial U.S. owners” (as defined in the Code) or provides the withholding agent with a certification identifying its direct and indirect substantial U.S. owners; or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these rules may be subject to different rules.

While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other taxable disposition (including a retirement or redemption) of Notes on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Under limited circumstances, a beneficial owner of Notes might be eligible for refunds or credits of such taxes. The rules under FATCA are complex. You should consult with your tax advisor regarding the implications of FATCA on an investment in the Notes.

UNDERWRITING

Wells Fargo Securities, LLC, BofA Securities, Inc., PNC Capital Markets LLC and Truist Securities, Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement dated the date hereof among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of Notes set forth opposite its name below.

Underwriter	Principal Amount of 2029 Notes	Principal Amount of 2034 Notes
Wells Fargo Securities, LLC	$	$
BofA Securities, Inc.
PNC Capital Markets LLC
Truist Securities, Inc.

Total	$	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement if any of the Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose to offer the Notes of each series initially to the public at the applicable public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of  % of the principal amount of the 2029 Notes and  % of the principal amount of the 2034 Notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of % of the principal amount of the 2029 Notes and  % of the principal amount of the 2034 Notes on sales to other dealers. After the initial offering, the public offering prices, concessions or any other terms of the offering may be changed.

The expenses of this offering, not including the underwriting discounts, are estimated at $   and are payable by us.

New Issue of Notes

Each series of the Notes is a new issue of securities with no established trading market. We do not intend to apply for the listing of any series of the Notes on any securities exchange or for quotation of such Notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the Notes of each series after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. We cannot assure the liquidity of the trading market for the Notes or that an active public market for the Notes will develop or be sustained.

If an active public trading market for the Notes is not developed or sustained, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Short Positions

In connection with the offering, the underwriters may purchase and sell the Notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of Notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing Notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions that have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with us or our affiliates. In particular, the affiliates of some of the underwriters are participants in our multi-year revolving credit facility described in our filings with the SEC. They have received, or may in the future receive, customary fees and commissions or other payments for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of these underwriters or their affiliates routinely hedge, and certain others of these underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The Trustee is an affiliate of Truist Securities, Inc., an underwriter of the Notes.

Settlement

We expect that delivery of the Notes will be made against payment therefor on or about      , 2024, which will be the    business day following the date of pricing of the Notes (such settlement cycle being referred to as “T+ ”). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market until May 28, 2024 generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the Notes who wish to trade the Notes on any day prior to the second business day before settlement will be required, by virtue of the fact that the Notes initially will settle in T+ , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on any day prior to the second business day before settlement should consult their advisors.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of Notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of Notes. This prospectus supplement is not a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the FSMA (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within

Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the UK, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Hong Kong

The contents of this prospectus supplement, the accompanying prospectus and any free writing prospectus have not been reviewed or approved by any regulatory authority in Hong Kong. This prospectus supplement, the accompanying prospectus and/or any free writing prospectus do not constitute an offer or invitation to the public in Hong Kong to acquire the Notes. The Notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The Notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the Notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Singapore Securities and Futures Act Product Classification — Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Canada

The Notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Switzerland

The offering of the Notes in Switzerland is exempt from the requirement to prepare and publish a prospectus under the Swiss Financial Services Act (“FinSA”) because such offering in Switzerland is made to professional clients within the meaning of the FinSA only and the Notes will not be admitted to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. This prospectus supplement does not constitute a prospectus pursuant to the FinSA, and no such prospectus has been or will be prepared for or in connection with the offering of the Notes.

Notice to Prospective Investors in Taiwan

The Notes have not been, and will not be, registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) and/or other regulatory authority of Taiwan pursuant to applicable securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Taiwan Securities and Exchange Act or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan is authorized to offer, sell or distribute or otherwise intermediate the offering of the Notes or the provision of information relating to this prospectus supplement and the accompanying prospectus. The Notes may be made available to Taiwan resident investors outside Taiwan for purchase by such investors outside Taiwan for purchase outside Taiwan by investors residing in Taiwan, but may not be issued, offered, sold or resold in Taiwan, unless otherwise permitted by Taiwan laws and regulations. No subscription or other offer to purchase the Notes shall be binding on us until received and accepted by us or any underwriter outside of Taiwan (the “Place of Acceptance”), and the purchase/sale contract arising therefrom shall be deemed a contract entered into in the Place of Acceptance.

LEGAL MATTERS

The legality of the Notes will be passed upon for us by Moore & Van Allen PLLC, Charlotte, North Carolina, and for the underwriters by Simpson Thacher & Bartlett LLP, Washington, D.C.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus supplement and the accompanying prospectus. This prospectus supplement is a part of the registration statement and does not contain all the information in the registration statement. Any statement made by us in this prospectus supplement concerning a contract, agreement or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement and the documents that we reference below under the caption “Information Incorporated by Reference” for a more complete understanding of the contract, agreement or other document. Each such statement is qualified in all respects by reference to the contract, agreement or other document to which it refers.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the SEC’s website at www.sec.gov and at the offices of the NASDAQ Global Select Market located at 141 W. 42nd Street, New York, NY 10036.

We make available free of charge through our web site at http://www.cokeconsolidated.com copies of the reports, proxy statements and other information we file with the SEC. The information on our web site is not a part of this prospectus supplement or the accompanying prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below that we previously filed with the SEC and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering (other than, in each case, documents or information deemed to have been furnished and not filed with the SEC):

•

our Annual Report on Form 10-K for the fiscal year ended December  31, 2023, including those sections incorporated by reference from our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 25, 2024;

•	our Quarterly Report on Form 10-Q for the quarter ended March 29, 2024; and

•	our Current Reports on Form 8-K filed with the SEC on February 22, 2024, May 6, 2024 (not including Item 2.02 or Ex. 99.1 incorporated therein) and May 17, 2024.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement, in the accompanying prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of any such person, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement, excluding exhibits to a document unless an exhibit has been specifically incorporated by reference in that document. Such requests should be directed to the attention of our Corporate Secretary at the following address and telephone number:

Coca-Cola Consolidated, Inc.

4100 Coca-Cola Plaza

Charlotte, North Carolina 28211

Telephone: (980) 392-8298

PROSPECTUS

Coca-Cola Consolidated, Inc.

Debt Securities

Preferred Stock

Common Stock

Class C Common Stock

We may use this prospectus to offer and sell from time to time, together or separately, debt securities, preferred stock, Common Stock and Class C Common Stock. In addition, selling security holders to be named in a prospectus supplement may offer and sell from time to time securities in such amounts and on such terms as set forth in such prospectus supplement. The debt securities and the preferred stock may be convertible into or exchangeable for Common Stock or Class C Common Stock or other of our securities. Our Common Stock is listed and traded on The Nasdaq Global Select Market under the symbol “COKE.”

We or any selling security holder may offer and sell these securities to or through one or more underwriters or dealers, through one or more agents, directly to purchasers, or through a combination of these methods, on a delayed or continuous basis. Unless otherwise set forth in the applicable prospectus supplement, we will not receive any proceeds from any sale of our securities by any selling security holder. This prospectus provides you with a general description of the securities we or any selling security holder may offer and sell. The specific terms of any securities to be offered will be provided in a supplement to this prospectus and, if applicable, a free writing prospectus. The applicable prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any applicable prospectus supplement or any related free writing prospectus, on the other hand, you should rely on the information in the prospectus supplement or the free writing prospectus.

You should carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectus before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” on page 3 of this prospectus, as well as the other information contained in or incorporated by reference into this prospectus, any applicable prospectus supplement and any related free writing prospectus, before making a decision to invest in our securities.

Our principal executive offices are located at 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211, and our telephone number at that location is (980) 392-8298.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 14, 2023.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” (“WKSI”), as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using an “automatic shelf” registration process. Under this process, we or any selling security holder may offer and sell from time to time any combination of the securities described in this prospectus in one or more offerings in amounts to be determined at the time of any such offering.

This prospectus provides you with a general description of the securities we or any selling security holder may offer and sell. Each time we or a selling security holder sells securities pursuant to this prospectus, we will provide a supplement to this prospectus and, if applicable, a free writing prospectus that will contain specific information about the offering and the terms of the particular securities to be offered. The applicable prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any applicable prospectus supplement or any related free writing prospectus, on the other hand, you should rely on the information in the prospectus supplement or the free writing prospectus. You should carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement of which this prospectus is a part provides additional information about us and the securities. In particular, the contracts, agreements or other documents that are filed as exhibits to the registration statement or incorporated by reference are intended to provide you with information regarding their terms and not to provide any other factual or disclosure information about us or the other parties to such documents. The documents contain representations and warranties by each of the parties to the applicable document. These representations and warranties have been made solely for the benefit of the other parties to the applicable document and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable document, which disclosures are not necessarily reflected in the document;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable document or such other date or dates as may be specified in the document and are subject to more recent developments.

Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules or regulations. The registration statement, including the exhibits to the registration statement and any post-effective amendment thereto, is available on our website or the SEC’s website, as described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference into this prospectus, any applicable prospectus supplement and any related free writing prospectus. Neither we nor any selling security holder has authorized anyone to provide you with any other information. Neither we nor any selling security holder is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus, any applicable prospectus supplement, any related free writing prospectus or any document incorporated by reference is accurate as of any date other than the date on the cover page of the specific document or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

Except as otherwise indicated or unless the context requires otherwise, all references in this prospectus to the “Company,” “we,” “us,” “our” and similar terms refer to Coca-Cola Consolidated, Inc. and its subsidiaries on a consolidated basis.

RISK FACTORS

Investing in our securities involves risks. Before making an investment decision, you should carefully consider the discussion of risks and uncertainties under the heading “Risk Factors” contained in any applicable prospectus supplement and any related free writing prospectus, and under similar headings in our most recent Annual Report on Form 10-K (together with any material changes or additions thereto contained in subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K) and in our other filings with the SEC that are incorporated by reference into this prospectus. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also adversely affect our business and operations. If any of the matters described in the risk factors were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, you could lose all or a portion of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any applicable prospectus supplement, any related free writing prospectus and the documents incorporated by reference herein and therein may include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that do not relate strictly to historical facts are forward-looking statements. Statements containing words such as “anticipate,” “believe,” “expect,” “intend,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect our best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in or incorporated by reference into this prospectus. Factors that might cause our actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: increased costs (including due to inflation), disruption of supply or unavailability or shortages of raw materials, fuel and other supplies; the reliance on purchased finished products from external sources; changes in public and consumer perception and preferences, including concerns related to product safety and sustainability, artificial ingredients, brand reputation and obesity; the inability to attract and retain front-line employees in a tight labor market; changes in government regulations related to nonalcoholic beverages, including regulations related to obesity, public health, artificial ingredients and product safety and sustainability; decreases from historic levels of marketing funding support provided to us by The Coca-Cola Company and other beverage companies; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of advertising, marketing and product innovation spending by The Coca-Cola Company and other beverage companies, or advertising campaigns that are negatively perceived by the public; any failure of the several Coca-Cola system governance entities of which we are a participant to function efficiently or on our best behalf and any failure or delay of ours to receive anticipated benefits from these governance entities; provisions in our beverage distribution and manufacturing agreements with The Coca-Cola Company that could delay or prevent a change in control of us or a sale of our Coca-Cola distribution or manufacturing businesses; the concentration of our capital stock ownership; our inability to meet requirements under our beverage distribution and manufacturing agreements; changes in the inputs used to calculate our acquisition related contingent consideration liability; technology failures or cyberattacks on our technology systems or our effective response to technology failures or cyberattacks on our customers’, suppliers’ or other third parties’ technology systems; unfavorable changes in the general economy; changes in our top customer relationships and marketing strategies; lower than expected net pricing of our products resulting from continued and increased customer and competitor consolidations and marketplace competition; the effect of changes in our level of debt, borrowing costs and credit ratings on our access to capital and credit markets, operating flexibility and ability to obtain additional financing to fund future needs; the failure to attract, train and retain qualified employees while controlling labor costs, and other labor issues; the failure to maintain productive relationships with our employees covered by collective bargaining agreements, including failing to renegotiate collective bargaining agreements; changes in accounting standards; our use of estimates and assumptions; changes in tax laws, disagreements with tax authorities or additional tax liabilities; changes in legal contingencies; natural disasters, changing weather patterns and unfavorable weather; climate change or legislative or regulatory responses to such change; and the impact of the COVID-19 pandemic, any variants of the virus and any other similar pandemic or public health situation. Additional information regarding the risks and uncertainties which may affect our business operations and financial performance can be found in our filings with the SEC and under the heading “Risk Factors” in this prospectus.

The forward-looking statements contained in this prospectus, any applicable prospectus supplement, any related free writing prospectus and the documents incorporated by reference herein and therein are expressly qualified in their entirety by the foregoing cautionary statements. The foregoing list of important factors that may affect future results is not exhaustive. When relying on forward-looking statements to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. All such forward-looking statements are based upon data available as of the date of this prospectus or other specified date and speak only as of such date. Except as may be required by applicable law, we expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, change in circumstances, future events or otherwise.

You should carefully read this prospectus, any applicable prospectus supplement, any related free writing prospectus and the documents incorporated by reference herein and therein in their entirety. They contain information that you should consider when making your investment decision.

OUR COMPANY

The Company distributes, markets and manufactures nonalcoholic beverages in territories spanning 14 states and the District of Columbia. The Company was incorporated in 1980 and, together with its predecessors, has been in the nonalcoholic beverage manufacturing and distribution business since 1902. The Company is the largest Coca-Cola bottler in the United States. Approximately 85% of the Company’s total bottle/can sales volume to retail customers consists of products of The Coca-Cola Company, which include some of the most recognized and popular beverage brands in the world. The Company also distributes products for several other beverage companies, including Keurig Dr Pepper Inc. and Monster Energy Company.

SELLING SECURITY HOLDERS

We may register securities covered by this prospectus for re-offers and resales by selling security holders to be named in a prospectus supplement. Because we are a WKSI, we may add secondary sales of securities by selling security holders by filing a prospectus supplement with the SEC. We may register these securities to permit selling security holders to resell their securities when they deem appropriate. Selling security holders may resell all, a portion or none of their securities at any time and from time to time. We may register those securities for sale through an underwriter or other plan of distribution as set forth in a prospectus supplement. See “Plan of Distribution.” Selling security holders may also sell, transfer or otherwise dispose of some or all of their securities in transactions exempt from the registration requirements of the Securities Act. We may pay all expenses incurred with respect to the registration of the securities owned by the selling security holders, other than underwriting fees, discounts or commissions, which will be borne by the selling security holders. We will disclose in a prospectus supplement naming the selling security holders, the amount of securities to be registered and sold and the other terms of the securities being sold by the selling security holders.

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus and the applicable prospectus supplement for general corporate purposes, which may include, but are not limited to, working capital, capital expenditures, advances for or investments in our subsidiaries, acquisitions, redemption and repayment of outstanding indebtedness, and purchases of our Common Stock.

We may temporarily invest any net proceeds prior to their use for the above purposes in short-term marketable securities. We may also deposit the net proceeds with banks.

Unless otherwise set forth in the applicable prospectus supplement, we will not receive any proceeds from any sale of our securities by any selling security holder.

DESCRIPTION OF OUR DEBT SECURITIES

The following description sets forth certain general terms and provisions of the debt securities that we may offer under this prospectus and the applicable prospectus supplement. We will provide additional or different terms of the debt securities in the applicable prospectus supplement.

We will issue debt securities under an indenture, dated as of December 15, 2020, between the Company and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee. We refer to this indenture, as amended and supplemented from time to time, as the “Indenture.” Previously, we entered into an indenture, dated as of July 20, 1994, as amended, supplemented and restated by a supplemental indenture, dated as of March 3, 1995, and as further amended or supplemented by a second supplemental indenture, dated as of November 25, 2015, in each case, with The Bank of New York Mellon Trust Company, N.A., as successor trustee (together, the “1995 Indenture”).

The following description summarizes some of the provisions of the Indenture. However, we have not described every aspect of the debt securities. In the summary below, we have included references for section numbers of the Indenture so that you can easily locate the applicable provisions. You should refer to the Indenture for a complete description of its provisions, because the Indenture, and not this description, will define your rights as a holder of the debt securities. Whenever we refer to particular sections or defined terms of the Indenture in this prospectus or in any applicable prospectus supplement, we are incorporating by reference those sections or defined terms into this prospectus or the applicable prospectus supplement.

We have filed the Indenture as an exhibit to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC. See “Where You Can Find More Information” for information on how to obtain a copy of the Indenture and any supplements thereto.

In the following description, all references to the “Company,” “we,” “us” and “our” refer only to Coca-Cola Consolidated, Inc. and not to any of its subsidiaries.

General

The Indenture does not limit the aggregate principal amount of debt securities that we may issue under the Indenture and provides that we may issue debt securities from time to time in one or more series. (Section 2.01). In addition, neither the Indenture nor the debt securities issued pursuant to the Indenture will limit or otherwise restrict the amount of senior indebtedness that we or our subsidiaries may incur.

As of November 30, 2023, we had not issued any debt securities under the Indenture and we had outstanding approximately $350,000,000 aggregate principal amount of 3.800% Senior Notes due 2025 under the 1995 Indenture.

The debt securities issued pursuant to the Indenture will be our senior unsecured obligations and will rank pari passu with all of our other existing and future senior unsecured indebtedness, including the notes outstanding under the 1995 Indenture. The debt securities will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The debt securities will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. This means that holders of the debt securities will have a junior position to the claims of creditors of our subsidiaries on the assets and earnings of such subsidiaries. In other words, if we should default on our debt, we will not make payments on the debt securities until we have fully paid off our secured indebtedness and any indebtedness and other liabilities of our subsidiaries.

The particular terms of each series of debt securities offered pursuant to this prospectus and the applicable prospectus supplement, as well as any modifications or additions to the general terms of the Indenture applicable to such series of debt securities, will be described in the applicable prospectus supplement.

This description will contain all or some of the following, as applicable:

•	the title of the series of debt securities;

•	the aggregate principal amount and denominations;

•	the maturity or maturities;

•	the offering price and the amount we will receive from the sale of the debt securities;

•	the interest rate or rates, or their method of calculation, for the debt securities, which rate or rates may vary from time to time;

•	the date or dates on which the principal of, and premium, if any, on, the debt securities is payable;

•	the date or dates from which interest on the debt securities will accrue and the record date or dates for payments of interest or the methods by which any such dates will be determined;

•	the place or places where the principal of, and premium, if any, and interest, if any, on, the debt securities is payable;

•	the terms of any sinking fund and analogous provisions with respect to the debt securities;

•

the respective redemption and repayment rights, if any, of the Company and of the holders of the debt securities and the related redemption and repayment prices and any limitations on the redemption or repayment rights;

•

the conversion price and other terms of any debt securities that a holder may convert into or exchange for our other securities before our redemption, repayment or repurchase of those convertible debt securities;

•	any addition to or change in the covenants or events of default relating to any of the debt securities;

•

any trustee or fiscal or authenticating or payment agent, issuing and paying agent, calculation agent, transfer agent or registrar or any other person or entity to act in connection with the debt securities for or on behalf of the holders thereof or the Company or an affiliate;

•

whether the debt securities are to be issuable initially in temporary global form and whether any such debt securities are to be issuable in permanent global form and, if so, whether beneficial owners of interests in any such permanent global security may exchange the interests for debt securities of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur;

•	the listing of the debt securities on any securities exchange or the inclusion in any other market or quotation or trading system; and

•	any other specific terms, conditions and provisions of the debt securities. (Section 2.02).

Unless the applicable prospectus supplement provides differently, the trustee will register the transfer of any debt securities at its offices. (Section 2.05).

Unless the applicable prospectus supplement provides differently, we will issue the debt securities in fully registered form without coupons and in denominations of $1,000 or any integral multiple of $1,000. (Section 2.03). There will be no service charge for any exchange or registration of transfer of the debt securities, although we may require that purchasers of the debt securities pay any tax or other governmental charge that may be imposed in connection therewith. (Section 2.05).

We may issue debt securities as original issue discount securities, to be sold at a substantial discount below their principal amount. The applicable prospectus supplement will describe any special federal income tax and other considerations applicable to these securities.

Restrictive Covenants

We will describe any restrictive covenants for any series of debt securities in the applicable prospectus supplement.

Consolidation, Merger and Sale of Assets

Without the consent of the holders of any of the outstanding debt securities, we may consolidate with or merge into any other corporation, or convey or transfer our properties and assets substantially as an entirety to any person, as long as:

•	the successor is a corporation organized and existing under the laws of the United States of America or any State or Territory thereof or of the District of Columbia;

•	the successor corporation assumes our obligations on the debt securities and under the Indenture;

•

immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time, or both, would become an event of default, has occurred and is continuing; and

•	other conditions described in the Indenture are met. (Section 12.01).

Accordingly, the holders of the debt securities may not have protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders. The existing protective covenants applicable to the debt securities would continue to apply to us in the event of a leveraged buyout initiated or supported by us, our management, or any of our affiliates or their management, but may not prevent such a transaction from taking place.

Events of Default

Each of the following is an “event of default” with respect to debt securities of any series, unless it is either inapplicable to a particular series or specifically deleted or modified in any supplemental indenture or other document under which such series is issued:

•

default in the payment of any interest installment with respect to any of the debt securities of that series, as and when the same shall become due and payable, and continuance of such default for a period of thirty (30) days after receipt by us of written notice of the default from any holder of debt securities or the trustee;

•

default in the payment of the principal of, or premium, if any, on, any of the debt securities of that series, as and when the same shall become due and payable, either at maturity, upon redemption, by declaration or otherwise, and continuance of such default for a period of thirty (30) days after receipt by us of written notice of the default from any holder of debt securities or the trustee;

•

default in the making of any payment for a sinking, purchase or analogous fund provided for in respect of any of the debt securities of that series, as and when the same shall become due and payable, and continuance of such default for a period of thirty (30) days after receipt by us of written notice of the default from any holder of debt securities or the trustee;

•

failure by us to observe or perform any other covenant or agreement in respect of any of the debt securities of that series, or in the Indenture with respect to that series, for a period of ninety (90) days after the trustee gives us written notice of the default, or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series give us and the trustee written notice of the default; and

•	certain events of bankruptcy, insolvency and reorganization as more fully described in the Indenture. (Section 7.01).

The applicable prospectus supplement will describe any additional events of default that may be added to the Indenture for a particular series of debt securities. No event of default with respect to a particular series of debt securities issued under the Indenture necessarily constitutes an event of default with respect to any other series of debt securities issued under the Indenture.

The Indenture provides that the trustee will, within ninety (90) days after the occurrence of a default with respect to the debt securities of any series, mail to the holders of those debt securities notice of all uncured defaults known to it; provided that, except in the case of default in the payment of the principal of, and premium, if any, or interest, if any, on, any of the debt securities of that series, the trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interests of the holders of the debt securities of that series. The term “default” for the purpose of this provision means any event that is, or after notice or lapse of time, or both, would become, an event of default with respect to the debt securities of such series. (Section 7.08).

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, unless the principal of all of the debt securities of that series has already become due and payable, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice in writing to us, may declare the principal amount (or, the portion of the principal amount as may be specified in the terms of the series) of all of the debt securities of that series to be due and payable immediately. (Section 7.01). Prior to any declaration accelerating the maturity of any series of debt securities, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, on behalf of the holders of all debt securities of that series, waive any past default or event of default under the Indenture with respect to the debt securities of that series and its consequences, except a default (i) in the payment of the principal of, and premium, if any, or interest, if any, on, any debt securities of that series or (ii) in respect of a covenant or provision under the Indenture applicable to that series that cannot be modified or amended without the consent of the holder of each outstanding debt security of that series. (Section 7.07). At any time after making a declaration of acceleration with respect to debt securities of any series, but before obtaining or entering of a judgment or decree for the payment of money, the holders of a majority in aggregate principal amount of the outstanding debt securities of the series may, in some circumstances, rescind and annul the acceleration. (Section 7.01).

The Indenture provides that, except for the duty of the trustee in the case of an event of default to act with the required standard of care, the trustee will be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request, order or direction of any of the holders, unless the holders have offered to the trustee reasonable security or indemnity. (Sections 8.01 and 8.02).

The Indenture provides that the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee in respect of the debt securities of that series, except for cases in which the trustee being advised by counsel in writing determines that the action or proceeding may not lawfully be taken or would be in conflict with the terms of the Indenture or if the determination is made that the action or proceeding would involve the trustee in personal liability or would be unduly prejudicial to the holders of the debt securities of that series not joining in the direction. (Section 7.07). Otherwise, a holder of debt securities of a series may not pursue any remedy with respect to the Indenture or any debt securities of that series unless:

•	such holder of debt securities of that series gives us and the trustee written notice of a continuing default;

•	the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding make a written request to the trustee, with a copy to us, to pursue the remedy;

•

the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding offer the trustee reasonable security or indemnity satisfactory to the trustee against any costs, expenses and liabilities incurred in connection therewith;

•	the trustee does not institute any action, suit or proceeding within sixty (60) days after receipt of the notice, request and offer of indemnity; and

•

during such sixty (60)-day period, the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding do not give the trustee a direction that is inconsistent with such written request.

However, these limitations do not apply to the right of any holder of any debt securities to receive payment of the principal of, and premium, if any, and interest, if any, on, the debt securities of a series and to bring suit for the enforcement of any such payment on or after the due date expressed in the debt securities, which right shall not be impaired or affected without the consent of the holder. (Section 7.04).

We are required to furnish annually to the trustee a statement as to our performance and observance of and compliance with the terms, provisions, covenants and conditions of the Indenture and as to any default in our performance, observance or compliance. (Section 5.06).

Global Securities

We may issue the debt securities of a series as one or more fully registered global securities. We will deposit the global securities with, or on behalf of, a depositary identified in the prospectus supplement relating to the series. We will register the global securities in the name of the depositary or its nominee. In such case, one or more global securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding debt securities of the series represented by the global security or securities. Until any global security is exchanged, in whole or in part, for debt securities in definitive certificated form, the depositary or its nominee may not transfer the global certificate except as a whole to each other, another nominee or their successors and except as described in the applicable prospectus supplement. (Section 2.11).

The applicable prospectus supplement will describe the specific terms of the depositary arrangement with respect to a series of debt securities that a global security will represent.

Modification of the Indenture

The Indenture provides that we and the trustee may, without the consent of any holders of debt securities, enter into supplemental indentures for the purposes, among other things, of:

•	adding further events of default or other covenants, restrictions or conditions for the benefit of the holders of all or any series of debt securities;

•	establishing the form or terms of any series of debt securities; or

•

clarifying or curing ambiguities or inconsistencies in the Indenture or making other provisions in regard to matters or questions arising under the Indenture or any supplemental indenture or debt securities of a series, which will not adversely affect the interests of the holders of any affected series of debt securities in any material respect. (Section 11.01).

We and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series to be affected, may enter into supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or debt securities of a series or of modifying in any manner the rights of the holders of the debt securities of that series to be affected, except that no such supplemental indenture may, without the consent of the holders of all debt securities of that series then outstanding:

•

change the fixed maturity (which term for these purposes does not include payments due pursuant to any sinking, purchase or analogous fund) of any debt securities, reduce the principal amount thereof, reduce the rate or extend the time of payment of interest thereon, reduce any premium payable upon the redemption thereof, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof (or, in the case of redemption on or after the redemption date, without the consent of the holder of each debt security so affected); or

•	reduce the percentage of debt securities of a series required to approve any such supplemental indenture. (Section 11.02).

The Effect of Our Corporate Structure on Our Payment of the Debt Securities

The debt securities are the obligations of the Company exclusively. Because our operations are currently conducted in significant part through subsidiaries, the cash flow and our consequent ability to service our debt, including the debt securities, are dependent, in part, upon the earnings of our subsidiaries and the distribution of those earnings to us or upon loans or other payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities. They have no obligation, contingent or otherwise, to pay any amounts due on the debt securities or to make any funds available for our payment of any amounts due on the debt securities, whether by dividends, loans or other payments. In addition, our subsidiaries’ payments of dividends and making of loans and advances to us may be subject to statutory or contractual restrictions and are contingent upon the earnings of those subsidiaries and various business considerations.

The debt securities will be structurally subordinated to all existing and future indebtedness and other liabilities, including current liabilities and commitments under leases, if any, of our subsidiaries. Any right of ours to receive assets of any of our subsidiaries upon liquidation or reorganization of the subsidiary (and the consequent right of the holders of the debt securities to participate in those assets) will be structurally subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are recognized as a creditor of the subsidiary, in which case our claims would still be subordinated to any security interests in the subsidiary’s assets and any of the subsidiary’s indebtedness senior to that which we hold.

No Restriction on Sale or Issuance of Stock of Subsidiaries

The Indenture contains no covenant that we will not sell, transfer or otherwise dispose of any shares of, securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, voting stock of any of our subsidiaries. It also does not prohibit any subsidiary of the Company from issuing any shares of, securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, such subsidiary’s voting stock.

No Personal Liability of Incorporators, Stockholders, Officers, Directors or Employees

No recourse for the payment of the principal of, and premium, if any, or interest, if any, on, any debt securities issued under the Indenture, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any of our obligations, covenants or agreements in the Indenture or in a supplemental indenture or in any debt securities issued under the Indenture, or because of the creation of any indebtedness represented thereby, will be had against any of our incorporators, stockholders, officers, directors or employees or of any successor person thereof. Each holder, by accepting debt securities issued under the Indenture, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities. This waiver may not be effective to waive liabilities under the federal securities laws. (Section 14.01).

Reports to Holders and SEC Reports

We will, so long as any debt securities of any series are outstanding, file with the trustee and the SEC, and transmit to the holders of the debt securities, the information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act of 1939, as amended, at the times and in the manner provided in that Act; provided, that any such information, documents or other reports required to be filed with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act will be filed with the trustee within thirty (30) days after the information, documents or other reports are required to be filed with the SEC. All such required information, documents and other reports will be deemed filed with the trustee and transmitted to the holders of the debt securities at the time such information, documents or other reports are publicly filed with the SEC via the SEC’s EDGAR filing system (or any successor system); provided, however, that the trustee will have no responsibility to determine whether or not such filing has taken place. (Section 6.04).

Regarding the Trustee

U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association) is the trustee under the Indenture. Notice to the trustee should be directed to:

U.S. Bank Trust Company, National Association

214 North Tryon Street, 27th Floor

Charlotte, North Carolina 28202

Attention: Global Corporate Trust Services

DESCRIPTION OF OUR PREFERRED STOCK

Under our Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”), our board of directors (without any further vote or action by our stockholders) may authorize the issuance, in one or more series, of up to:

•	50,000 shares of Convertible Preferred Stock, par value $100.00 per share;

•	50,000 shares of Non-Convertible Preferred Stock, par value $100.00 per share; and

•	20,000,000 shares of Preferred Stock, par value $0.01 per share (collectively, the “preferred stock”).

Our board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of preferred stock in series and to fix the number of shares included in such series and the designations, relative powers, preferences and rights, and the qualifications, limitations or restrictions, thereof. As of November 30, 2023, there were no shares of preferred stock issued and outstanding.

The following description sets forth certain general terms and provisions of each of the three classes of our preferred stock that we may offer under this prospectus and the applicable prospectus supplement. This description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Restated Certificate of Incorporation and the certificate of designations relating to each particular series of offered preferred stock, which will be filed with the SEC (and incorporated by reference into the registration statement) in connection with such offered preferred stock. We will provide additional or different terms of any series of preferred stock in the applicable prospectus supplement.

General

The offered preferred stock, when issued in accordance with the Restated Certificate of Incorporation and the applicable certificate of designations and as described in the applicable prospectus supplement, will be fully paid and non-assessable.

To the extent not fixed in the Restated Certificate of Incorporation, the relative powers, preferences and rights, and the qualifications, limitations or restrictions, of the offered preferred stock of any series will be as fixed by our board of directors pursuant to a certificate of designations relating to such series. The prospectus supplement relating to the offered preferred stock of each such series shall specify the terms thereof, including:

•	the class, series title or designation and stated value, if any, for such offered preferred stock;

•	the maximum number of shares of offered preferred stock in such series, the liquidation preference per share and the offering price per share for such series;

•	the dividend preferences and the dividend rates, periods and/or payment dates or methods of calculation thereof applicable to such offered preferred stock;

•	whether dividends will be cumulative and, if cumulative, the date from which dividends on such offered preferred stock will accumulate;

•	the provisions for a retirement or sinking fund, if any, with respect to such offered preferred stock;

•	the provisions for redemption, if applicable, of such offered preferred stock;

•	the voting rights, if any, of shares of such offered preferred stock;

•

any listing of such offered preferred stock for trading on any securities exchange or any authorization of such offered preferred stock for quotation in an interdealer quotation system of a registered national securities association;

•

the terms and conditions, if applicable, upon which such offered preferred stock will be convertible into, or exchangeable for, any of our other securities, including the title of any such securities and the conversion or exchange price therefor;

•	a discussion of federal income tax considerations applicable to such offered preferred stock; and

•	any other specific terms, preferences, rights, limitations or restrictions of such offered preferred stock.

Subject to the terms of the Restated Certificate of Incorporation and to any limitations contained in the certificate of designations pertaining to any then-outstanding series of preferred stock, we may issue additional series of preferred stock at any time or from time to time, with such powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as our board of directors shall determine, all without any further vote or action by our stockholders, including the holders of any then-outstanding series of preferred stock.

Dividends

Holders of any series of offered preferred stock will be entitled to receive cash dividends when, as and if declared by our board of directors out of funds legally available therefor, at such rate and on such dates as will be set forth in the applicable prospectus supplement. Each dividend will be payable to holders of record as they appear on our stock books on the record date fixed by our board of directors. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement.

Liquidation Rights

The Restated Certificate of Incorporation provides that, in the event of our liquidation or dissolution, or a winding up of our affairs, whether voluntary or involuntary, or in the event of our merger or consolidation, no distributions will be made to holders of any class of our common stock until after payment or provision for payment of our debts or liabilities and any amounts to which holders of our preferred stock shall be entitled. The applicable prospectus supplement will specify the amount and type of distributions to which the holders of any series of offered preferred stock would be entitled upon the occurrence of any such event.

Redemption

If so stated in the applicable prospectus supplement, the offered preferred stock will be redeemable, in whole or in part, at our option, at the times, at the redemption prices and in accordance with any additional terms and conditions set forth in the applicable prospectus supplement.

Voting Rights

Except as expressly required by applicable law, the holders of any series of offered preferred stock will not be entitled to vote on any matter submitted for approval by our stockholders.

Conversion

If shares of the preferred stock are convertible into any other class of our securities, the applicable prospectus supplement will set forth the terms and conditions relating to such conversion. Such terms will include the designation of the security into which the shares are convertible, the conversion price, the conversion period, whether conversion will be at the option of the holder or at our option, any events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the offered preferred stock. If the preferred stock is convertible into Common Stock or into any other of our securities for which there exists an established public trading market at the time of such conversion, such terms may include provisions for calculating the amount of such security to be received by the holders of the offered preferred stock according to the market price of such security as of a time stated in the applicable prospectus supplement.

DESCRIPTION OF OUR COMMON STOCK

AND CLASS C COMMON STOCK

General

We or any selling security holder to be named in a prospectus supplement may offer under this prospectus and the applicable prospectus supplement shares of our Common Stock or Class C Common Stock, either separately or together with, or upon the conversion of or in exchange for, other securities. If this prospectus is being delivered in connection with such an offer, all of the details thereof will be set forth in the applicable prospectus supplement.

The following description sets forth certain general terms and provisions of our Common Stock and Class C Common Stock that we or any selling security holder may offer under this prospectus and the applicable prospectus supplement, as well as certain general terms and provisions of our Class B Common Stock that will not be offered under this prospectus. This description does not purport to be complete and is subject to, and is qualified in its entirety by reference to: (i) the Restated Certificate of Incorporation; (ii) our Amended and Restated By-laws (the “Amended and Restated By-laws”); (iii) the certificate of designations filed by us with respect to shares of any series of preferred stock which may be issued subsequent to the date of this prospectus (and as described in the applicable prospectus supplement); and (iv) the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”). We encourage you to review complete copies of the Restated Certificate of Incorporation and the Amended and Restated By-laws, which we have previously filed with the SEC. See “Where You Can Find More Information.”

In addition to the three classes of preferred stock described above, our authorized capital stock consists of:

•	30,000,000 shares of Common Stock, par value $1.00 per share;

•	10,000,000 shares of Class B Common Stock, par value $1.00 per share; and

•	20,000,000 shares of Class C Common Stock, par value $1.00 per share.

As of November 30, 2023, we had issued and outstanding: (i) 8,368,993 shares of Common Stock and (ii) 1,004,696 shares of Class B Common Stock. As of November 30, 2023, there were no shares of Class C Common Stock issued and outstanding.

The issued and outstanding shares of Common Stock and Class B Common Stock are, and any shares of Common Stock or Class C Common Stock offered under this prospectus and the applicable prospectus supplement will be, upon issuance and payment therefor in accordance with the Restated Certificate of Incorporation and as described in the applicable prospectus supplement, fully paid and non-assessable.

Voting Rights

Except to the extent otherwise provided by law, holders of Common Stock, Class B Common Stock and Class C Common Stock vote together as a single voting group on any matters brought before our stockholders. Holders of Common Stock are entitled to one (1) vote per share on all such matters, while holders of Class B Common Stock are entitled to twenty (20) votes per share on all such matters and holders of Class C Common Stock are entitled to one-twentieth (1/20) vote per share on all such matters. None of our Common Stock, Class B Common Stock or Class C Common Stock possesses any cumulative voting rights under the Restated Certificate of Incorporation.

Under the Restated Certificate of Incorporation, we may not alter or change the relative rights, preferences, privileges, restrictions, dividend rights, voting powers or other powers of our Common Stock, Class B Common Stock or Class C Common Stock without approval by the holders of each class of stock to be adversely affected thereby (voting as a separate class). Such approval requires the affirmative vote of not less than two-thirds (2/3)

of all the votes entitled to be voted by the holders of each such class of stock. In the case, however, of a proposed increase in the authorized number of shares of Common Stock, Class B Common Stock or Class C Common Stock, the Restated Certificate of Incorporation requires the affirmative vote of a majority of all the votes entitled to be voted by the holders of Common Stock, Class B Common Stock and Class C Common Stock, voting together as a single class.

Dividends

General

Subject to any prior rights of holders of shares of any then-outstanding series of preferred stock, and to the provisions regarding relative dividend rights discussed below, holders of all three classes of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor. See also “Description of Our Preferred Stock—Dividends.”

Relative Dividend Rights

Holders of Common Stock are entitled to receive such dividends, including stock dividends, if any, in such amounts and at such rates per share as may be declared by our board of directors out of funds legally available therefor. Holders of Class B Common Stock are entitled to receive such dividends, including stock dividends, if any, in such amounts and at such rates per share as may be declared by our board of directors out of funds legally available therefor; provided, however, that any such dividends may not exceed any such dividends declared and paid to holders of Common Stock. Dividends declared and paid to holders of Common Stock may exceed any dividends declared and paid to holders of Class B Common Stock. A dividend of shares may be declared and paid in Common Stock to holders of Common Stock and in Class B Common Stock to holders of Class B Common Stock, if the number of shares paid per share to holders of Common Stock and Class B Common Stock is the same.

Any dividends declared and paid to holders of Common Stock and Class C Common Stock must be equal in amount or value and may exceed, but not be less than, any such dividends declared and paid to holders of Class B Common Stock. Dividends of shares of Common Stock may be paid to holders of Common Stock and Class C Common Stock only, or to holders of all classes of our common stock if the number of shares paid per share to such holders is the same. Similarly, dividends of shares of Class B Common Stock may be paid to holders of Common Stock and Class C Common Stock only, or to holders of all classes of our common stock if the number of shares paid per share to such holders is the same. Dividends of shares of Class C Common Stock may be paid to holders of Common Stock and Class C Common Stock only, or to holders of all classes of our common stock if the number of shares paid per share to such holders is the same. Additionally, a dividend of shares of Common Stock may be paid to holders of Common Stock simultaneously with a dividend of shares of Class B Common Stock to holders of Class B Common Stock and a dividend of shares of Class C Common Stock to holders of Class C Common Stock, provided that the number of shares paid per share to holders of each such class is the same.

If only shares of Class B Common Stock and Class C Common Stock are outstanding, then a dividend of shares of Common Stock, Class B Common Stock or Class C Common Stock may be declared and paid to holders of Class C Common Stock only, or to holders of Class B Common Stock and Class C Common Stock if the number of shares paid per share to such holders is the same, provided that a dividend of shares of Class B Common Stock may be declared and paid to holders of Class B Common Stock while holders of Class C Common Stock receive shares of Common Stock or Class C Common Stock if the number of shares paid per share to such holders is the same. Additionally, if only shares of Class B Common Stock and Class C Common Stock are outstanding, then a dividend of shares of Common Stock or Class B Common Stock may be declared and paid to holders of Class B Common Stock only, provided that a dividend of shares of Common Stock or Class C Common Stock is declared and paid to holders of Class C Common Stock and the number of shares paid per share to such holders is the same.

If only shares of Common Stock and Class C Common Stock are outstanding, then a dividend of shares of Common Stock, Class B Common Stock or Class C Common Stock may be declared and paid to holders of Common Stock and Class C Common Stock if the number of shares paid per share to such holders is the same. Additionally, if only shares of Common Stock and Class C Common Stock are outstanding, then a dividend of shares of Common Stock may be declared and paid to holders of Common Stock and a dividend of shares of Class C Common Stock may be declared and paid to holders of Class C Common Stock if the number of shares paid per share to such holders is the same.

Preemptive Rights

Generally, holders of Common Stock, Class B Common Stock and Class C Common Stock do not have any preemptive or other rights to subscribe for additional shares of any class of our capital stock. If, in the future, we take any action that gives such rights to holders of any shares of Common Stock, Class B Common Stock or Class C Common Stock, the terms of such rights will be described in the applicable prospectus supplement.

Liquidation Rights

The Restated Certificate of Incorporation provides that, in the event of our liquidation or dissolution, or a winding up of our affairs, whether voluntary or involuntary, or in the event of our merger or consolidation, no distributions will be made to holders of any class of our common stock until after payment or provision for payment of our debts or liabilities, plus any amounts payable to holders of shares of any then-outstanding series of preferred stock. After we make such payments (or provisions therefor), holders of our Common Stock, Class B Common Stock and Class C Common Stock would be entitled to share ratably (i.e., an equal amount of assets for each share of such stock) in the distribution of our remaining assets.

Conversion Rights

Shares of Common Stock and Class C Common Stock do not possess any conversion rights. Shares of Class B Common Stock are convertible, at the option of the holder and without the payment of any additional consideration to us, into shares of Common Stock on a one share for one share basis by such holder providing written notice of the request for conversion to the Company. Shares of Class B Common Stock are not convertible into shares of Class C Common Stock.

Transferability and Public Trading Market

There are no restrictions on the transferability of shares of Common Stock, Class B Common Stock or Class C Common Stock. Our Common Stock is listed and traded on The Nasdaq Global Select Market under the symbol “COKE.” Neither our Class B Common Stock nor our Class C Common Stock is currently listed for trading on any securities exchange or authorized for quotation in an interdealer quotation system of a registered national securities association. As neither our Class B Common Stock nor our Class C Common Stock are registered, shares of such classes may be “restricted securities” under the federal securities laws, depending on certain facts and circumstances associated with such shares.

The transfer agent and registrar for our Common Stock and Class B Common Stock is Equiniti Trust Company, LLC, 48 Wall Street, Floor 23, New York, New York 10005.

Other Factors

Provision Regarding Redemption or Call of Class C Common Stock

The Restated Certificate of Incorporation specifically provides that shares of Class C Common Stock shall not be made subject to any redemption or call by us.

Stock Splits and Reverse Stock Splits

The Restated Certificate of Incorporation provides that, except for dividends of our stock, which are governed by the provisions described above, shares of Class B Common Stock outstanding at any time shall not be split up or subdivided, whether by stock distribution, reclassification, recapitalization or otherwise, so as to increase the number of shares thereof issued and outstanding, unless at the same time the shares of Common Stock are split up or subdivided in like manner, in order to maintain the same proportionate equity ownership (i.e., the same proportion of shares held by each class) between the holders of Common Stock and Class B Common Stock as existed on the record date of any such transaction.

The Restated Certificate of Incorporation also provides that, except for dividends of our stock, if shares of Common Stock and Class B Common Stock outstanding at any time are split or subdivided, whether by stock distribution, reclassification, recapitalization or otherwise, so as to increase the number of shares thereof issued and outstanding, then the shares of Class C Common Stock shall be split or subdivided in like manner, in order to maintain the same proportionate equity ownership (i.e., the same proportion of shares held by each class) among the holders of Common Stock, Class B Common Stock and Class C Common Stock as existed on the date prior to such split or subdivision. Similarly, if shares of Class C Common Stock are split or subdivided in any manner, then all other outstanding classes of our common stock shall be proportionately split or subdivided.

In the case of reverse splits, the Restated Certificate of Incorporation provides that shares of Common Stock outstanding at any time shall not be reverse split or combined, whether by reclassification, recapitalization or otherwise, so as to decrease the number of shares thereof issued and outstanding, unless at the same time the shares of Class B Common Stock are reverse split or combined in like manner, in order to maintain the same proportionate equity ownership (i.e., the same proportion of shares held by each class) between the holders of Common Stock and Class B Common Stock as existed on the record date of any such transaction.

The Restated Certificate of Incorporation also provides that if shares of Common Stock and Class B Common Stock outstanding at any time are reverse split or combined, whether by reclassification, recapitalization or otherwise, so as to decrease the number of shares thereof issued and outstanding, then the shares of all other classes of our common stock shall be reverse split or combined in like manner, in order to maintain the same proportionate equity ownership (i.e., the same proportion of shares held by each class) among the holders of Common Stock, Class B Common Stock and Class C Common Stock as existed on the date prior to such reverse split or combination. Similarly, if shares of Class C Common Stock are reverse split or combined in any manner, then all other outstanding classes of our common stock shall be proportionately reverse split or combined.

Anti-Takeover Effects of Delaware Law, the Restated Certificate of Incorporation and the Amended and Restated By-laws

Certain provisions of the DGCL, the Restated Certificate of Incorporation and the Amended and Restated By-laws may have the effect of delaying, deferring or preventing another person from acquiring control of the Company, including takeover attempts that might result in a premium over the market price for the shares of Common Stock.

Delaware Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:

•

before the stockholder became an interested stockholder, the board of directors of the corporation approved either the transaction that would result in a business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation that was outstanding at the time the transaction commenced. For purposes of determining the number of shares outstanding, shares owned by directors who are also officers of the corporation and shares owned by employee stock plans, in specified instances, are excluded; or

•

at or after the time the stockholder became an interested stockholder, the business combination is both approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or any majority-owned subsidiary, transactions which increase an interested stockholder’s percentage ownership of stock of the corporation or any majority-owned subsidiary, and receipt by the interested stockholder of various financial benefits provided by or through the corporation or any majority-owned subsidiary. In general, an “interested stockholder” is defined as any person or entity that is the beneficial owner of 15% or more of a corporation’s outstanding voting stock or is an affiliate or associate of the corporation and was the beneficial owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date of determination if such stockholder is an interested stockholder.

A Delaware corporation may opt out of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. However, we have not opted out of this provision. The application of the statute could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire us.

The Restated Certificate of Incorporation and the Amended and Restated By-laws

The Restated Certificate of Incorporation and the Amended and Restated By-laws contain the following provisions that could have the effect of delaying, deferring or preventing a change in control of the Company:

•

Amendment to the Restated Certificate of Incorporation. The Restated Certificate of Incorporation contains enhanced voting requirements for stockholders to amend certain provisions of the Restated Certificate of Incorporation.

•

Amendment to the Amended and Restated By-laws. The Amended and Restated By-laws contain enhanced voting requirements for stockholders to amend, alter, change or repeal certain provisions of the Amended and Restated By-laws.

•	Advance Notification. The Amended and Restated By-laws contain advance notice requirements for stockholder proposals and director nominations.

•

Issuance of Preferred Stock. The Restated Certificate of Incorporation gives our board of directors the authority to issue, without stockholder approval, preferred stock with designations and rights that the board may determine.

•	No Cumulative Voting. Neither the Restated Certificate of Incorporation nor the Amended and Restated By-laws provide for cumulative voting in the election of directors.

Limitations of Liability and Indemnification of Directors and Officers

Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful, except that, in the case of an action by or in the right of the corporation, no indemnification may be made in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper. The Amended and Restated By-laws provide that we will indemnify our directors and officers to the fullest extent permitted by law.

Section 102(b)(7) of the DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders; (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) a director for unlawful payment of dividends or purchase or redemption of shares; (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit; or (v) an officer in any action by or in the right of the corporation. The Restated Certificate of Incorporation contains a provision which eliminates the personal liability of our directors and officers for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.

Section 145 of the DGCL also permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation. We maintain directors’ and officers’ liability insurance for our directors and officers, as permitted in the Amended and Restated By-laws.

PLAN OF DISTRIBUTION

We or any selling security holder may sell the securities being offered hereby from time to time:

•	to or through one or more underwriters or dealers;

•	through one or more agents;

•	directly to purchasers; or

•	through a combination of these methods.

The prospectus supplement with respect to each offering of securities will set forth the specific plan of distribution and the terms of the offering, including:

•	the names of any underwriters, dealers or agents;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	the use of the net proceeds;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or re-allowed or paid to dealers; and

•	any commissions paid to agents.

If any securities are sold pursuant to this prospectus by any person other than us, we will disclose as part of a prospectus supplement required information with respect to each selling security holder, including the selling security holder’s name, the nature of any material relationship the selling security holder has had with us or any of our affiliates during the three years preceding such offering, the amount of securities of the class the selling security holder owns prior to the offering, the amount to be offered for the selling security holder’s account, and the amount and (if 1% or more) the percentage of the class to be owned by the selling security holder after completion of the offering.

We or any selling security holder may designate agents to solicit purchases for the period of their appointment and to sell securities on a continuing basis, including pursuant to “at the market offerings.”

We or any selling security holder may offer these securities to the public through underwriting syndicates represented by managing underwriters or through underwriters without a syndicate. If underwriters are used, we or any selling security holder will enter into an underwriting agreement with the underwriters at the time of the sale of the securities and the securities will be acquired by the underwriters for their own accounts. The underwriters may resell the securities in one or more transactions, including negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any of the securities are purchased. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Underwriters and agents may from time to time purchase and sell the securities described in this prospectus and the applicable prospectus supplement in the secondary market, but they are not obligated to do so. No assurance can be given that a secondary market for the securities will develop or that adequate liquidity will exist in the secondary market if one develops. From time to time, underwriters and agents may make a market in the securities, but they are not required to do so.

In order to facilitate the offering of the securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or of any other securities the price of which may be used to determine payments on the securities. Specifically, the underwriters may over-allot in connection with an offering, creating a short position in the debt securities for their own accounts. In addition, to cover over-allotments or to stabilize the price of the securities or of any other securities, the underwriters may bid for, and purchase, the securities or any other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering, if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters are not required to engage in these activities, and they may suspend or terminate any of these activities at any time.

Underwriters named in an applicable prospectus supplement are, and dealers and agents named in an applicable prospectus supplement may be, deemed to be “underwriters” within the meaning of the Securities Act in connection with the securities offered thereby, and any discounts or commissions they receive from us or any selling security holder and any profit on their resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. We or any selling security holder may have agreements with the underwriters, dealers or agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments they may be required to make. Underwriters, dealers or agents and their respective affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries and affiliates in the ordinary course of business.

If indicated in an applicable prospectus supplement, we or any selling security holder may authorize dealers acting as agents for us or any selling security holder to solicit offers from some institutions to purchase the securities offered thereby at the public offering price given therein under “Delayed Delivery Contracts” providing for payment and delivery on the date or dates stated therein. Each contract will be for an amount not less than, and the aggregate principal amount of securities sold under the contracts will not be less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to approval by us or any selling security holder. The Delayed Delivery Contracts will be subject only to those conditions set forth in the applicable prospectus supplement or any related free writing prospectus, and the applicable prospectus supplement or any related free writing prospectus will set forth any commissions we or any selling security holder pay for solicitation of such contracts.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the applicable prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us or any selling security holder. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The applicable prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us or any selling security holder and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us or any selling security holder to indemnification by us or any selling security holder against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and the remarketing firms and their respective affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries and affiliates in the ordinary course of business.

Unless indicated in the applicable prospectus supplement, we do not expect to apply to list any series of debt securities on a securities exchange. Any Common Stock sold pursuant to this prospectus and the applicable prospectus supplement will be listed on The Nasdaq Global Select Market.

In addition, we or any selling security holder may sell any securities covered by this prospectus in private transactions, and any selling security holder may sell under Rule 144 of the Securities Act, rather than pursuant to this prospectus.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Beginning May 28, 2024, pursuant to the recent amendments to Rule 15c6-1 that are scheduled to become effective on such date, trades in the secondary market will generally be required to settle in one business day, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for your securities may be more than the number of business days specified in Rule 15c6-1 after the trade date for your securities.

LEGAL MATTERS

The legality of the securities offered by this prospectus will be passed upon for us by Moore & Van Allen PLLC, Charlotte, North Carolina. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Any statement made by us in this prospectus concerning a contract, agreement or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement and the documents that we reference below under the heading “Information Incorporated by Reference” for a more complete understanding of the contract, agreement or other document. Each such statement is qualified in all respects by reference to the contract, agreement or other document to which it refers.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any document we file through the SEC’s website at www.sec.gov. Our SEC filings are also available on our website at www.cokeconsolidated.com. The information on our website or linked to or from our website is not incorporated by reference into, and does not constitute a part of, this prospectus or any applicable prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus and any applicable prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus and any applicable prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below that we previously filed with the SEC and all documents that we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (File No. 000-09286) prior to the termination of the offering of the securities described in this prospectus (other than, in each case, any portion of these documents deemed to have been “furnished” and not “filed” with the SEC, including any exhibits related thereto):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2022;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 29, 2023;

• our Current Reports on Form 8-K filed on May 12, 2023 and December 5, 2023; and

•

the description of our Common Stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 29, 2019, including any amendment or report filed for the purpose of updating such description.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus or any applicable prospectus supplement to the extent that a statement contained in this prospectus, or in any subsequently filed document which also is or is deemed to be incorporated by reference into this prospectus, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with the prospectus, excluding exhibits to a document unless an exhibit has been specifically incorporated by reference into that document. Such requests should be directed to the attention of our Secretary at the following address and telephone number:

Coca-Cola Consolidated, Inc.

4100 Coca-Cola Plaza

Charlotte, North Carolina 28211

Telephone: (980) 392-8298

$

$    % Senior Notes due 2029

$    % Senior Notes due 2034

Prospectus Supplement

Joint Book-Running Managers

Wells Fargo Securities

BofA Securities

PNC Capital Markets LLC

Truist Securities

    , 2024